Exhibit 99.2

RISK FACTORS

        Investing in our ordinary shares involves a high degree of risk. Before deciding whether to invest in our ordinary shares, you should consider carefully the risks discussed in this prospectus supplement and in any free writing prospectus that we have authorized for use in connection with this offering, which may be amended, supplemented or superseded by other reports we subsequently file with the SEC and that are incorporated by reference herein. If any of these risks actually occur, it may materially harm our business, financial condition, operating results or cash flow. As a result, the market price of our ordinary shares could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment. Please also read carefully the section entitled "Cautionary Note Regarding Forward-Looking Statements."

RISKS RELATING TO THE COMPANY

We anticipate that we will incur losses for the foreseeable future. We may never achieve or sustain profitability.

        First as part of Innoviva, Inc., and since June 2, 2014 as Theravance Biopharma, we have been engaged in discovery and development of compounds and product candidates since mid-1997. We may never generate sufficient revenue from the sale of medicines, royalties on sales by our partners or from our interest in Theravance Respiratory Company, LLC ("TRC") to achieve profitability. During the three and nine months ended September 30, 2019 and years ended December 31, 2018 and 2017, we recognized net losses of $58.4 million, $170.8 million, $215.5 million and $285.4 million, respectively, which are reflected in the shareholders' (deficit) equity on our consolidated balance sheets. We reflect cumulative net loss incurred after June 2, 2014, the effective date of our spin-off from Innoviva, Inc. (the "Spin-Off"), as accumulated deficit on our consolidated balance sheets, which was $1.2 billion as of September 30, 2019. We expect to continue to incur net losses at least over the next several years as we continue our drug discovery and development efforts and incur significant preclinical and clinical development costs related to our current product candidates and commercialization and development costs relating to YUPELRI. In particular, to the extent we continue to advance our product candidates into and through additional clinical studies, we will incur substantial expenses. For example: we initiated a Phase 2b/3 induction and maintenance study of TD-1473 in ulcerative colitis; we initiated a Phase 2 induction study of TD-1473 in Crohn's disease; and we have progressed ampreloxetine (TD-9855) into a Phase 3 registrational program. The expenses associated with these clinical studies are substantial. We will incur costs and expenses associated with our co-promotion agreement with Mylan for commercialization of YUPELRI in the US, including the maintenance of an independent sales and marketing organization with appropriate technical expertise, a medical affairs presence and consultant support, and post-marketing studies. Our commitment of resources to the continued development of our existing product candidates, our discovery programs, and YUPELRI will require significant additional funding. Our operating expenses also will increase if, among other things:

•       our earlier stage potential products move into later-stage clinical development, which is generally more expensive than early stage development;

•       additional preclinical product candidates are selected for clinical development;

•       we pursue clinical development of our potential or current products in new indications;

•       we increase the number of patents we are prosecuting or otherwise expend additional resources on patent prosecution or defense; or

•        we acquire or in-license additional technologies, product candidates, products or businesses.

        While we are generating revenues from (i) sales of YUPELRI, (ii) our economic interest in royalties from net sales of TRELEGY ELLIPTA paid to TRC (63.75% of which amounts are used to make payments on the Non-Recourse 2033 Notes), (iii) payments under collaboration agreements, and (iv) minor royalties from the net sales of VIBATIV, we do not expect to generate significant revenues or become profitable in the immediate future. Since we or our collaborators or licensees may not successfully develop additional products, obtain required regulatory approvals, manufacture products at an acceptable cost or with appropriate quality, or successfully market and sell such products with desired margins, our expenses will continue to exceed any revenues we may receive for the foreseeable future.

        In the absence of substantial licensing payments, contingent payments or other revenues from third-party collaborators, royalties on sales of products licensed under our intellectual property rights, future revenues from those product candidates in development that receive regulatory approval or other sources of revenues, we will continue to incur operating losses and will require additional capital to execute our business strategy. The likelihood of reaching, and the time required to reach, and then to sustain, profitability are highly uncertain. As a result, we expect to continue to incur substantial losses for the foreseeable future. We are uncertain when or if we will ever be able to achieve or sustain profitability. Failure to become and remain profitable would adversely affect the price of our securities and our ability to raise capital and continue operations.

Any delay in commencing or completing clinical studies for product candidates and any adverse results from clinical or non-clinical studies or regulatory obstacles product candidates may face, would harm our business and the price of our securities could fall.

        Each of our product candidates must undergo extensive non-clinical and clinical studies as a condition to regulatory approval. Non-clinical and clinical studies are expensive, take many years to complete and study results may lead to delays in further studies, new requirements for conducting future studies or decisions to terminate programs. The commencement and completion of clinical studies for our product candidates may be delayed and programs may be terminated due to many factors, including, but not limited to:

•       lack of effectiveness of product candidates during clinical studies;

•       adverse events, safety issues or side effects (or perceived adverse developments or results) relating to the product candidates or their formulation into medicines;

•       inability to raise additional capital in sufficient amounts to continue our development programs, which are very expensive;

•        inability to enter into partnering arrangements relating to the development and commercialization of our programs and product candidates;

•       delays in patient enrollment and variability in the number and types of patients available for clinical studies;

•       the need to sequence clinical studies as opposed to conducting them concomitantly in order to conserve resources;

•       our inability or the inability of our collaborators or licensees to manufacture or obtain from third parties materials sufficient for use in non-clinical and clinical studies;

•       governmental or regulatory delays or suspensions of the conduct of the clinical trials and changes in regulatory requirements, policy and guidelines, including as a result of any class-based risks that emerge as an area of FDA or other regulatory agency focus;

•       failure of our partners to advance our product candidates through clinical development;

•       difficulty in maintaining contact with patients after treatment, resulting in incomplete data;

•       varying regulatory requirements or interpretations of data among the FDA and foreign regulatory authorities; and

•       a regional disturbance where we or our collaborative partners are enrolling patients in clinical trials, such as a pandemic, terrorist activities or war, political unrest or a natural disaster.

        Any adverse developments or results or perceived adverse developments or results with respect to our clinical programs including, without limitation, any delays in development in our programs, any halting of development in our programs, any difficulties or delays encountered with regard to the FDA or other third country regulatory authorities with respect to our programs, or any indication from clinical or non-clinical studies that the compounds in our programs are not safe or efficacious, could have a material adverse effect on our business and cause the price of our securities to fall.

        In July 2019, the FDA issued a Boxed Warning for a systemically active pan-JAK inhibitor, calling out an increased risk of pulmonary embolism and death following the results of a safety study in patients with rheumatoid arthritis. Theravance Biopharma is focused on developing pan-JAK inhibitors that are designed to remain organ- selective so that they do not become systemically active in order to minimize the risk of side effects. It is unknown at this time what, if any, additional requirements the FDA may put in place with respect to the development of JAK inhibitors generally or what other future FDA actions may have on the prospects for JAK inhibitors. Delays or adverse developments or results or perceived adverse developments or results relating to JAK inhibitors could harm our business and could cause the price of our securities to fall. Examples of such adverse developments include, but are not limited to:

•       the FDA and/or other regulatory authorities determining that additional non-clinical or clinical studies are required with respect to our JAK inhibitor programs;

•       safety, efficacy or other concerns relating to our JAK inhibitor programs or JAK inhibitors under development or commercialized by other companies;

•       the FDA determining that class-based warnings are required for JAK inhibitors generally; or

•       any change in FDA policy or guidance regarding JAK inhibitors.

If our product candidates are not approved by regulatory authorities, including the FDA, we will be unable to commercialize them.

        The FDA must approve any new medicine before it can be marketed and sold in the US. We will not obtain this approval for a product candidate unless and until the FDA approves an NDA. We, or our collaborative partners, must provide the FDA and similar foreign regulatory authorities with data from preclinical and clinical studies that demonstrate that our product candidates comply with the regulatory requirements for the quality of medicinal products and are safe and effective for a defined indication before they can be approved for commercial distribution. FDA or foreign regulatory authorities may disagree with our trial design and our interpretation of data from preclinical studies and clinical trials. The processes by which regulatory approvals are obtained from the FDA and foreign regulatory authorities to market and sell a new product are complex, require a number of years, depend upon the type, complexity and novelty of the product candidate and involve the expenditure of substantial resources for research, development and testing. The FDA has substantial discretion in the drug approval process and may require us to conduct additional nonclinical and clinical testing or to perform post-marketing studies. Further, the implementation of new laws and regulations, and revisions to FDA clinical trial design guidance may lead to increased uncertainty regarding the approvability of new drugs. See the risk factor entitled "Any delay in commencing or completing clinical studies for product candidates and any adverse results from clinical or non-clinical studies or regulatory obstacles product candidates may face, would harm our business and the price of our securities could fall" above for additional information. In addition, the FDA has additional standards for approval of new drugs, including recommended advisory committee meetings for certain new molecular entities, and formal risk evaluation and mitigation requirements at the FDA's discretion. Even if we receive regulatory approval of a product, the approval may limit the indicated uses for which the drug may be marketed or impose significant restrictions or limitations on the use and/or distribution of such product.

        In addition, in order to market our medicines in foreign jurisdictions, we or our collaborative partners must obtain separate regulatory approvals in each country. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. Conversely, failure to obtain approval in one or more jurisdictions may make approval in other jurisdictions more difficult. These laws, regulations, additional requirements and changes in interpretation could cause non-approval or further delays in the FDA's or other regulatory authorities' review and approval of our and our collaborative partner's product candidates, which would materially harm our business and financial condition and could cause the price of our securities to fall.

If additional capital is not available, we may have to curtail operations or we could be forced to share our rights to commercialize our product candidates with third parties on terms that may not be favorable to us.

        Based on our current operating plans and financial forecasts, we believe that our existing cash, cash equivalents and marketable securities will be sufficient to meet our anticipated operating needs for at least the next twelve months. However, our current operating plans or financial forecasts occasionally change. For example, in August 2017, we announced an increase in our anticipated operating loss for 2017, primarily driven by our decision to accelerate funding associated with the next phase of development of TD-1473 in our JAK inhibitor program. If our current operating plans or financial forecasts change, we may require or seek additional funding sooner in the form of public or private equity or equity-linked offerings, debt financings or additional collaborations and licensing arrangements.

        We may need to raise additional capital in the future to, among other things:

•       fund our discovery efforts and research and development programs;

•        fund our commercialization strategies for any approved products and to prepare for potential product approvals;

•       support our independent sales and marketing organization and medical affairs team;

•       support our additional investments in YUPELRI, including potential post-marketing clinical studies;

•       progress any additional product candidates into later-stage development without funding from a collaboration partner;

•       progress mid-to-late stage product candidates into later-stage development, if warranted;

•       respond to competitive pressures; and

•       acquire complementary businesses or technologies.

        Our future capital needs depend on many factors, including:

•       the scope, duration and expenditures associated with our discovery efforts and research and development programs;

•       continued scientific progress in these programs;

•       the extent to which we encounter technical obstacles in our research and development programs;

•       the outcome of potential licensing or partnering transactions, if any;

•       competing technological developments;

•       the extent of our proprietary patent position in any approved products and our product candidates;

•       our facilities expenses, which will vary depending on the time and terms of any facility lease or sublease we may enter into, and other operating expenses;

•       the scope and extent of the expansion of our sales and marketing efforts;

•       potential litigation and other contingencies; and

•       the regulatory approval process for our product candidates.

        We intend to seek to raise additional capital or obtain future funding through public or private equity offerings, debt financings or additional collaborations and licensing arrangements to meet our capital needs or to take advantage of opportunistic market conditions. We may not be able to obtain additional financing on terms favorable to us, if at all. General market conditions may make it difficult for us to seek financing from the capital markets. We may be required to relinquish rights to our technologies, product candidates or territories, or grant licenses on terms that are not favorable to us, in order to raise additional funds through collaborations or licensing arrangements. We may sequence preclinical and clinical studies as opposed to conducting them concomitantly in order to conserve resources, or delay, reduce or eliminate one or more of our research or development programs and reduce overall overhead expenses. If we are unable to raise additional capital or obtain future funding in sufficient amounts or on terms acceptable to us, we may have to make reductions in our workforce and may be prevented from continuing our discovery, development and commercialization efforts and exploiting other corporate opportunities. This would likely harm our business, prospects and financial condition and cause the price of our securities to fall.

We may seek to obtain future financing through the issuance of debt or equity, which may have an adverse effect on our shareholders or may otherwise adversely affect our business.

        If we raise funds through the issuance of additional debt, including convertible debt or debt secured by some or all of our assets, or equity, any debt securities or preferred shares issued will have rights, preferences and privileges senior to those of holders of our ordinary shares in the event of liquidation. Neither the terms of our $230.0 million of 3.25% convertible senior notes, due 2023 (the "Convertible Senior 2023 Notes") nor the terms of the Issuer's 9.0% non-recourse notes due in or before 2033 ("Non-Recourse 2033 Notes") restrict our ability to issue additional debt. If additional debt is issued or we otherwise borrow additional funds, there is a possibility that once all senior claims are settled, there may be no assets remaining to pay out to the holders of ordinary shares. As referenced in "Summary—Note Refinancing" above, we are in advanced negotiations with new lenders for financing that would have the net effect of increasing our outstanding debt by $150 million if our negotiations are successful. Moreover, 75% of the income from our investment in TRC, as evidenced by the Issuer Class C Units, is available only for payment of the Non-Recourse 2033 Notes and is not available to pay our other obligations or the claims of our other creditors. In addition, if we raise funds through the issuance of additional equity, whether through private placements or public offerings (including through the sales agreement we entered into in December 2019), such an issuance would dilute ownership of our current shareholders that do not participate in the issuance. Since our Spin-Off in June 2014, we have raised an aggregate of $833.9 million in a combination of (i) the sale of approximately 17.5 million ordinary shares, and (ii) $480.0 million aggregate principal amount of notes. If we are unable to obtain any needed additional funding, we may be required to reduce the scope of, delay, or eliminate some or all of, our planned research, development and commercialization activities or to license to third parties the rights to develop and/or commercialize products or technologies that we would otherwise seek to develop and/or commercialize ourselves or on terms that are less attractive than they might otherwise be, any of which could materially harm our business.

        Furthermore, the terms of any additional debt securities we may issue in the future may impose restrictions on our operations, which may include limiting our ability to incur additional indebtedness, pay dividends on or repurchase our share capital, or make certain acquisitions or investments. In addition, we may be subject to covenants requiring us to satisfy certain financial tests and ratios, and our ability to satisfy such covenants may be affected by events outside of our control.

If our partners do not satisfy their obligations under our agreements with them, or if they terminate our partnerships with them, we may not be able to develop or commercialize our partnered product candidates as planned.

        We have an exclusive development and commercialization agreement with Alfasigma for velusetrag, our internally discovered 5-HT4 agonist for the treatment of gastromotility disorders, under which we have transferred to Alfasigma global rights for velusetrag. In January 2015, we entered into a collaboration agreement with Mylan for the development and commercialization of a nebulized formulation of our LAMA revefenacin, including YUPELRI. Under the terms of the agreement, we and Mylan will co-develop nebulized revefenacin, including YUPELRI, for COPD and other respiratory diseases. In June 2016, we entered into a License and Collaboration Agreement with Millennium Pharmaceuticals, Inc., an indirect wholly-owned subsidiary of Takeda Pharmaceutical Company Limited (collectively with Millennium, "Takeda") in order to establish a collaboration for the development and commercialization of TD-8954, a selective 5-HT4 receptor agonist in development for gastrointestinal motility disorders. Under the terms of the agreement, Takeda is responsible for worldwide development and commercialization of TD-8954. In February 2018, we announced a global co-development and commercialization agreement with Janssen for TD-1473 and related back-up compounds for inflammatory intestinal diseases, including ulcerative colitis and Crohn's disease. In December 2019, we entered into a License Agreement with Pfizer Inc. ("Pfizer"). Under the license agreement, we provide Pfizer with an exclusive global license to develop, manufacture and commercialize compounds from our preclinical program for skin-targeted, locally-acting pan-Janus kinase (JAK) inhibitors that can be rapidly metabolized. In connection with these agreements, these parties have certain rights regarding the use of patents and technology with respect to the compounds in our development programs, including development and marketing rights.

        Our partners have in the past and may in the future not fulfill all of their obligations under these agreements, and, in certain circumstances, they or we may terminate our partnership with them. In either event, we may be unable to assume the development and commercialization responsibilities covered by the agreements or enter into alternative arrangements with a third-party to develop and commercialize such product candidates. If a partner elected to promote alternative products and product candidates such as its own products and product candidates in preference to those licensed from us, does not devote an adequate amount of time and resources to our product candidates or is otherwise unsuccessful in its efforts with respect to our products or product candidates, the development and commercialization of product candidates covered by the agreements could be delayed or terminated, and future payments to us could be delayed, reduced or eliminated and our business and financial condition could be materially and adversely affected. Accordingly, our ability to receive any revenue from the product candidates covered by these agreements is dependent on the efforts of our partners. If a partner terminates or breaches its agreements with us, otherwise fails to complete its obligations in a timely manner or alleges that we have breached our contractual obligations under these agreements, the chances of successfully developing or commercializing product candidates under the collaboration could be materially and adversely affected. In addition, effective collaboration with a partner requires coordination to achieve complex and detail-intensive goals between entities that potentially have different priorities, capabilities and processes and successful navigation of the challenges such coordination entails. We could also become involved in disputes with a partner, which could lead to delays in or termination of our development and commercialization programs and time-consuming and expensive litigation or arbitration. Furthermore, termination of an agreement by a partner could have an adverse effect on the price of our ordinary shares or other securities even if not material to our business.

We do not control TRC and, in particular, have no control over the GSK-Partnered Respiratory Programs or access to non-public information regarding the development of the GSK-Partnered Respiratory Programs.

        Innoviva has assigned to TRC its strategic alliance agreement with GSK and all of its rights and obligations under its LABA collaboration agreement other than with respect to RELVAR® ELLIPTA®/BREO® ELLIPTA®, ANORO® ELLIPTA® and vilanterol monotherapy. Our equity interest in TRC entitles us to an 85% economic interest in any future payments made by GSK under the strategic alliance agreement and under the portion of the collaboration agreement assigned to TRC (the "GSK Agreements") (net of TRC expenses paid and the amount of cash, if any, expected to be used by TRC pursuant to the TRC LLC Agreement over the next four fiscal quarters), which agreements govern Innoviva's and GSK's respective interests in the GSK-Partnered Respiratory Programs. Our equity interest covers various drug programs including in particular all TRELEGY ELLIPTA (the combination of fluticasone furoate, umeclidinium, and vilanterol in a single ELLIPTA® inhaler, previously referred to as the Closed Triple) products. Our economic interest does not include any payments by GSK associated with RELVAR® ELLIPTA®/BREO® ELLIPTA®, ANORO® ELLIPTA® or vilanterol monotherapy. Innoviva controls TRC and, except for certain limited consent rights, we have no right to participate in the business and affairs of TRC. Innoviva has the exclusive right to appoint TRC's manager who, among other things, is responsible for the day-to-day management of the GSK-Partnered Respiratory Programs and exercises the rights relating to the GSK-Partnered Respiratory Programs. As a result, we have no rights to participate in, or access to non-public information about, the development and commercialization work GSK and Innoviva are undertaking with respect to the GSK-Partnered Respiratory Programs and no right to enforce rights under the GSK Agreements assigned to TRC. Moreover, we have many of the same risks with respect to our and TRC's dependence on GSK as we have with respect to our dependence on our own partners.

If there are any adverse developments or perceived adverse developments with respect to the GSK-Partnered Respiratory Programs in which we have a substantial economic interest, including TRELEGY ELLIPTA, our business will be harmed, and the price of our securities could fall.

        We have no access to non-public information regarding the development progress of, or plans for, the GSK-Partnered Respiratory Programs, including TRELEGY ELLIPTA, and we have little, if any, ability to influence the progress of those programs because our interest in these programs is only through our ownership interest in TRC, which is controlled by Innoviva. However, if any of the GSK-Partnered Respiratory Programs in which we have a substantial economic interest encounter delays, do not demonstrate required quality, safety and efficacy, are terminated, or if there are any adverse developments or perceived adverse developments with respect to such programs, our business will be harmed, and the price of our securities could fall. Examples of such adverse developments include, but are not limited to:

•       disappointing or lower than expected sales of TRELEGY ELLIPTA;

•       any regulatory difficulty in seeking approval of an asthma indication for TRELEGY ELLIPTA, which GSK is undertaking following its successful Phase 3 clinical program in asthma patients;

•       disputes between GSK and Innoviva or between us and Innoviva, such as our recent dispute with Innoviva concerning the withholding of royalty payments due to us under the TRC LLC Agreement;

•       the emergence of new closed triple or other alternative therapies or any developments regarding these potentially competitive therapies, comparative price or efficacy of such potentially competitive therapies;

•       GSK deciding to delay or halt any of the GSK-Partnered Respiratory Programs in which we have a substantial economic interest;

•       the FDA and/or other national or foreign regulatory authorities determining that any of the studies under these programs do not demonstrate the required quality, safety or efficacy, or that additional non-clinical or clinical studies are required with respect to such programs;

•       any safety, efficacy or other concerns regarding any of the GSK-Partnered Respiratory Programs in which we have a substantial economic interest; or

•       any particular FDA requirements or changes in FDA policy or guidance regarding these programs or any particular regulatory requirements in other jurisdictions or changes in the policies or guidance adopted by foreign regulatory authorities.

Because GSK is a strategic partner of Innoviva, a strategic partner of TRC and a significant shareholder of us, it may take actions that in certain cases are materially harmful to our business and to our other shareholders.

        Based on our review of publicly available filings, as of December 31, 2019, we believe GSK beneficially owned approximately 16.9% of our outstanding ordinary shares. GSK is also a strategic partner to Innoviva with rights and obligations under the GSK Agreements, which include the strategic alliance agreement and the collaboration agreement assigned to TRC, that may cause GSK's interests to differ from our interests and those of our other shareholders. For example, GSK's commercialization efforts are guided by a portfolio approach across products in which we have an indirect interest through TRC and products in which we have no interest. Accordingly, GSK's commercialization efforts may have the effect of reducing the value of our interest in TRC. Furthermore, GSK has a substantial respiratory product portfolio in addition to the products covered by the GSK Agreements. GSK may make respiratory product portfolio decisions or statements about its portfolio which may be, or may be perceived to be, harmful to the respiratory products partnered with Innoviva and TRC. For example, GSK could promote its own respiratory products and/or delay or terminate the development or commercialization of the respiratory programs covered by the GSK Agreements. Also, given the potential future royalty payments GSK may be obligated to pay under the GSK Agreements, GSK may seek to acquire us or acquire our interests in TRC in order to effectively reduce those payment obligations and the price at which GSK might seek to acquire us may not reflect our true value. As a result of these differing interests, GSK may take actions that it believes are in its best interest but which might not be in the best interests of either us or our other shareholders. In addition, GSK could also seek to challenge our or Innoviva's post-Spin-Off operations as violating or allowing it to terminate the GSK Agreements, including by violating the confidentiality provisions of those agreements or the master agreement between GSK, Innoviva and us entered into in connection with the Spin-Off (the "Master Agreement"), or otherwise violating its legal rights. While we believe our operations fully comply with the GSK Agreements, the Master Agreement and applicable law, there can be no assurance that we or Innoviva will prevail against any such claims by GSK. Moreover, regardless of the merit of any claims by GSK, we may incur significant cost and diversion of resources in defending them. In addition, any other action or inaction by either GSK or Innoviva that results in a material dispute, allegation of breach, litigation, arbitration, or significant disagreement between those parties or between us and either of those parties may be interpreted negatively by the market or by our investors, could harm our business and cause the price of our securities to fall. Other examples of these kinds of issues include but are not limited to non-performance of other contractual obligations and allegations of non-performance, disagreements over the relative marketing and sales efforts for Innoviva's partnered products and other GSK respiratory products, disputes over public statements, and similar matters. In general, any uncertainty about the respiratory programs partnered with GSK, the enforceability of the GSK Agreements or the relationship/partnership between Innoviva and GSK or between us and Innoviva could result in significant reduction in the market price of our securities and other material harm to our business.

We do not control the commercialization of TRELEGY ELLIPTA and we do not control TRC; accordingly the amount of royalties we receive will depend, among other factors, on GSK's ability to further commercialize TRELEGY ELLIPTA and TRC's decisions concerning use of cash in accordance with the TRC LLC Agreement.

        We only receive revenues from TRELEGY ELLIPTA based on the amount of sales of this product by GSK in the form of our economic interest in the royalties paid by GSK to TRC, which is managed by Innoviva. There are no required minimum future payments associated with the product and any royalties we receive will depend on GSK's ability to commercialize the product, the future payments, if any, made by GSK under the strategic alliance agreement and under the portion of the collaboration agreement assigned to TRC, TRC's expenses, and the amount of cash, if any, expected to be used by TRC pursuant to the TRC LLC Agreement. Following our recent arbitration with Innoviva concerning its withholding of certain royalty distributions to the TRC members, the arbitrator ruled that in the future if Innoviva desires to invest TRC funds in any initiatives that require the consent of GSK under the collaboration agreement, Innoviva must first obtain the consent of GSK. The timeframe for seeking GSK's consent for these initiatives and the associated dates by which GSK's consent must be received means that royalty distributions could be delayed for several quarters (if GSK ultimately does not consent) or perhaps not made at all until the completion of the initiatives (to the extent that GSK does consent and agrees with TRC that TRC funding will be used for such initiatives). This involves a number of risks and uncertainties, including:

•       any future withholding by Innoviva or TRC of royalty distributions;

•       GSK's ability to have an adequate supply of their respective product;

•       ongoing compliance by GSK or its suppliers with the FDA's current Good Manufacturing Practice;

•       compliance with other applicable FDA and other regulatory requirements in the US or other foreign jurisdictions, including those described elsewhere in this report;

•       competition, whether from current competitors or new products developed by others in the future;

•       claims relating to intellectual property;

•       any future disruptions in GSK's business which would affect its ability to commercialize the product;

•       the ability of TRELEGY ELLIPTA to achieve wider acceptance among physicians, patients, third-party payors, or the medical community in general;

•       the amount of cash associated with any additional future TRELEGY ELLIPTA commercialization initiatives that Innoviva proposes to GSK for TRC to pursue, the time it may take to present those initiatives to GSK for approval and the time it takes for GSK to consent or not consent;

•       global economic conditions; and

•       any of the other risks relating to commercialization of products described elsewhere in this section.

        These risks and uncertainties could materially impact the amount and timing of future royalties or other revenues we may receive from sales of TRELEGY ELLIPTA, which could have a material adverse effect on our future revenues, other financial results and our financial position and cause the price of our securities to fall.

        In the future, Innoviva may cause TRC to withhold funds from distribution to its members, including our affiliates, for additional TRELEGY ELLIPTA development or commercialization initiatives that may be proposed, which would need to be approved by GSK in order to be implemented, or for other purposes. To the extent any TRELEGY ELLIPTA development or commercialization initiatives are timely approved by GSK and implemented, such initiatives may require funding beyond the amount withheld by TRC, and TRC may withhold additional amounts in subsequent quarters with respect to these initiatives. Accordingly, we cannot predict the amount of the funds that our affiliates would otherwise expect to receive from TRC that TRC may withhold in the future, or the timing of any such withholding.

        We may object to the withholding of funds for additional proposed TRELEGY ELLIPTA initiatives or other purposes on the basis that such withholding is in violation of the terms of the LLC Agreement or otherwise, and such objection could result in additional legal proceedings between us, TRC and Innoviva. Any such legal proceedings could divert the attention of management and cause us to incur significant costs, regardless of the outcome, which we cannot predict. An adverse result could materially and adversely affect the funds that our affiliates would otherwise expect to receive from TRC in the future and thus have a material adverse effect on our business, financial condition, and results of operations.

Our ongoing drug discovery and development efforts might not generate additional successful product candidates or approvable drugs.

        Our compounds in clinical trials and our future leads for potential drug compounds are subject to the risks and failures inherent in the development of pharmaceutical products. These risks include, but are not limited to, the inherent difficulty in selecting the right drug and drug target and avoiding unwanted side effects, as well as unanticipated problems relating to product development, testing, enrollment, obtaining regulatory approvals, maintaining regulatory compliance, manufacturing, competition and costs and expenses that may exceed current estimates.

        Clinical studies involving our product candidates may reveal that those candidates are ineffective, inferior to existing approved medicines, unacceptably toxic, or that they have other unacceptable side effects. In addition, the results of preclinical studies do not necessarily predict clinical success, and larger and later-stage clinical studies may not produce the same results as earlier-stage clinical studies.

        Frequently, product candidates that have shown promising results in early preclinical or clinical studies have subsequently suffered significant setbacks or failed in later non-clinical or clinical studies. In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, varying levels of adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. Clinical and non-clinical studies of product candidates often reveal that it is not possible or practical to continue development efforts for these product candidates. In addition, the design of a clinical trial can determine whether its results will support regulatory approval and flaws in the design of a clinical trial may not become apparent until the clinical trial is well underway or completed. If our clinical studies for our current product candidates, such as the clinical studies for our JAK inhibitor program or ampreloxetine in patients with nOH, are substantially delayed or suggest that any of our product candidates may not be efficacious or well tolerated, we could choose to cease development of these product candidates. In addition, our product candidates may have undesirable side effects or other unexpected characteristics that could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restricted label or the delay or denial of regulatory approval by regulatory authorities.

We face substantial competition from companies with more resources and experience than we have, which may result in others discovering, developing, receiving approval for or commercializing products before or more successfully than we do.

        Our ability to succeed in the future depends on our ability to demonstrate and maintain a competitive advantage with respect to our approach to the discovery, development and commercialization of medicines. Our objective is to discover, develop and commercialize new small molecule medicines with superior efficacy, convenience, tolerability and/or safety using our proprietary insight in chemistry, biology and multivalency, where applicable. We expect that any medicines that we commercialize with or without our collaborative partners will compete with existing or future market-leading medicines.

        Many of our current and potential competitors have substantially greater financial, technical and personnel resources than we have. In addition, many of these competitors have significantly greater commercial infrastructures than we have. Our ability to compete successfully will depend largely on our ability to leverage our experience in drug discovery and development, and, more recently, commercialization, to:

•	discover and develop medicines that are superior to other products in the market;

•	attract and retain qualified personnel;

•	obtain and enforce patent and/or other proprietary protection for our medicines and technologies;

•	conduct effective clinical trials and obtain required regulatory approvals;

•	develop and effectively implement commercialization strategies, with or without collaborative partners; and

•	successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new medicines.

        Pharmaceutical companies, including companies with which we collaborate, may invest heavily to quickly discover and develop or in-license novel compounds that could make our product candidates obsolete. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA or equivalent regulatory approval outside the US or discovering, developing and commercializing medicines before we do. Other companies are engaged in the discovery of medicines that would compete with the product candidates that we are developing.

        Any new medicine that competes with a generic or proprietary market leading medicine must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to overcome severe price competition and be commercially successful. For example, YUPELRI competes predominantly with short-acting nebulized bronchodilators used three to four times per day and the nebulized LAMA LonhalaTM MagnairTM (SUN-101/eFlow®) used twice per day. If we are not able to compete effectively against our current and future competitors, our business will not grow, our financial condition and operations will suffer and the price of our securities could fall.

If we are unable to enter into future collaboration arrangements or if any such collaborations with third parties are unsuccessful, we will be unable to fully develop and commercialize all of our product candidates and our business will be adversely affected.

        We have collaborations with a number of third parties including Janssen for TD-1473 and related back-up compounds for inflammatory intestinal diseases, including ulcerative colitis and Crohn's disease and Mylan for the development and commercialization of a nebulized formulation of revefenacin, our LAMA compound (including YUPELRI). Also, through our interest in TRC we may participate economically in Innoviva's collaborations with GSK with respect to the GSK-Partnered Respiratory Programs. Additional collaborations will likely be needed to fund later-stage development of certain programs that have not been licensed to a collaborator, such as our NEP inhibitor program and to commercialize the product candidates in our programs if approved by the necessary regulatory authorities. We evaluate commercial strategy on a product by product basis either to engage pharmaceutical or other healthcare companies with an existing sales and marketing organization and distribution system to market, sell and distribute our products or to commercialize a product ourselves. However, we may not be able to establish these sales and distribution relationships on acceptable terms, or at all, or may encounter difficulties in commercializing a product ourselves. For any of our product candidates that receive regulatory approval in the future and are not covered by our current collaboration agreements, we will need a partner in order to commercialize such products unless we establish independent sales, marketing and distribution capabilities with appropriate technical expertise and supporting infrastructure.

        Collaborations with third parties regarding our programs may require us to relinquish material rights, including revenue from commercialization of our medicines, or to assume material ongoing development obligations that we would have to fund. These collaboration arrangements are complex and time-consuming to negotiate, and if we are unable to reach agreements with third-party collaborators, we may fail to meet our business objectives and our financial condition may be adversely affected. We face significant competition in seeking third-party collaborators. We may be unable to find third parties to pursue product collaborations on a timely basis or on acceptable terms. Furthermore, for any collaboration, we may not be able to control the amount of time and resources that our partners devote to our product candidates and our partners may choose to prioritize alternative programs or otherwise be unsuccessful in their efforts with respect to our products or product candidates. In addition, effective collaboration with a partner requires coordination to achieve complex and detail-intensive goals between entities that potentially have different priorities, capabilities and processes and successful navigation of the challenges such coordination entails. For example, Mylan has a substantial existing product portfolio and other considerations that influence its resource allocation, and other priorities and internal organizational processes that differ from our own. As a result of these differing interests and processes, Mylan may take actions that it believes are in its best interest but which might not be in the best interests of either us or our other shareholders. Our inability to successfully collaborate with third parties would increase our development costs and may cause us to choose not to continue development of certain product candidates, would limit the likelihood of successful commercialization of some of our product candidates, may cause us not to continue commercialization of our authorized products and could cause the price of our securities to fall.

We depend on third parties in the conduct of our non-clinical and clinical studies for our product candidates.

        We depend on independent clinical investigators, contract research and manufacturing organizations and other third-party service providers in the conduct of our non-clinical and clinical studies for our product candidates. We rely heavily on these parties for execution of our non-clinical and clinical studies, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that our clinical studies are conducted in accordance with good clinical, laboratory and manufacturing practices ("GXPs") and other regulations as required by the FDA and foreign regulatory authorities, and the applicable protocol. Failure by these parties to comply with applicable regulations and practices in conducting studies of our product candidates can result in a delay in our development programs or non-approval of our product candidates by regulatory authorities.

        The FDA, and equivalent authorities in third countries, enforces GXPs and other regulations through periodic inspections of trial sponsors, clinical research organizations ("CROs"), principal investigators and trial sites. If we or any of the third parties on which we have relied to conduct our clinical studies are determined to have failed to comply with GXPs (or other equivalent regulations outside the US), the study protocol or applicable regulations, the clinical data generated in our studies may be deemed unreliable. This could result in non-approval of our product candidates by the FDA, or equivalent authorities in other countries, or we, the FDA, or equivalent authorities in other countries may decide to conduct additional audits or require additional clinical studies, which would delay our development programs, could result in significant additional costs and cause the price of our securities to fall.

We rely on a single source of supply for a number of our product candidates, and our business will be harmed if any of these single-source manufacturers are not able to satisfy demand and alternative sources are not available.

        We have limited in-house production capabilities for preclinical and clinical study purposes, and depend primarily on a number of third-party Active Pharmaceutical Ingredient ("API") and drug product manufacturers. We may not have long-term agreements with these third parties and our agreements with these parties may be terminable at will by either party at any time. If, for any reason, these third parties are unable or unwilling to perform, or if their performance does not meet regulatory requirements, we may not be able to locate alternative manufacturers or enter into acceptable agreements with them. Any inability to acquire sufficient quantities of API and drug product in a timely manner from these third parties could delay preclinical and clinical studies and prevent us from developing our product candidates in a cost-effective manner or on a timely basis. In addition, manufacturers of our API and drug product are subject to the FDA's current Good Manufacturing Practice ("cGMP") regulations and similar foreign standards and we do not have control over compliance with these regulations by our manufacturers.

        Our manufacturing strategy presents the following additional risks:

•	because of the complex nature of many of our compounds, our manufacturers may not be able to successfully manufacture our APIs and/or drug products in a cost-effective and/or timely manner and changing manufacturers for our APIs or drug products could involve lengthy technology transfer, validation and regulatory qualification activities for the new manufacturer;

•	the processes required to manufacture certain of our APIs and drug products are specialized and available only from a limited number of third-party manufacturers;

•	some of the manufacturing processes for our APIs and drug products have not been scaled to quantities needed for continued clinical studies or commercial sales, and delays in scale-up to higher quantities could delay clinical studies, regulatory submissions and commercialization of our product candidates; and

•	because some of the third-party manufacturers are located outside of the US, there may be difficulties in importing our APIs and drug products or their components into the US as a result of, among other things, FDA import inspections, incomplete or inaccurate import documentation or defective packaging.

We have a significant amount of debt, including our Non-Recourse 2033 Notes and Convertible Senior 2023 Notes, that are senior in capital structure and cash flow, respectively, to holders of our ordinary shares. Satisfying the obligations relating to our debt could adversely affect the amount or timing of distributions to our shareholders.

        As of September 30, 2019, we had $519.3 million in total long-term liabilities outstanding, comprised primarily of $467.5 million in net principal that remains outstanding under the Issuer's Non-Recourse 2033 Notes and $230.0 million in principal that remains outstanding under our Convertible Senior 2023 Notes (together with the Non-Recourse 2033 Notes, the "Notes").

        The Convertible Senior 2023 Notes are unsecured debt and are not redeemable by us prior to the maturity date except for certain changes in tax law. Holders of the Convertible Senior 2023 Notes may require us to purchase all or any portion of their notes at 100% of their principal amount, plus any unpaid interest, upon a fundamental change such as a change of control of us or the termination of trading of our ordinary shares in accordance with the indenture governing the Convertible Senior 2023 Notes.

        Until the Non-Recourse 2033 Notes are paid in full, holders of the Non-Recourse 2033 Notes have a perfected security interest in the Issuer Class C Units that represent a 63.75% economic interest in any future payments that may be made by GSK to TRC under the strategic alliance agreement and under the portion of the collaboration agreement assigned to TRC by Innoviva (net of TRC expenses paid and the amount of cash, if any, expected to be used in over the next four fiscal quarters) relating to the GSK-Partnered Respiratory Programs, including the TRELEGY ELLIPTA program.

        Through October 15, 2020, the terms of the Non-Recourse 2033 Notes provide that to the extent there are insufficient funds to satisfy the Issuer's scheduled quarterly interest obligations, the shortfall shall be added to the principal amount of the Non-Recourse 2033 Notes without a default or event of default occurring. The terms of the Non-Recourse 2033 Notes also provide that, at Theravance Biopharma's option, the quarterly interest payment obligations can be satisfied by making a capital contribution to the Issuer, but not for more than four (4) consecutive quarterly interest payment dates or for more than six (6) quarterly interest payment dates during the term of the notes. For the April 15, 2019 and July 15, 2019 interest payment dates, Theravance Biopharma R&D, Inc. (parent entity of Issuer) made a capital contribution to satisfy the interest payment obligations for these two scheduled payments while we arbitrated the dispute with Innoviva.

        Satisfying the obligations of these Notes could adversely affect the amount or timing of any distributions to our shareholders. We may choose to satisfy, repurchase, or refinance these Notes through public or private equity or debt financings if we deem such financings are available on favorable terms. We are currently engaged in discussions with a limited number of investors to explore alternative financing strategies with respect to the Non-Recourse 2033 Notes that may result in us borrowing additional funds. See "Summary—Note Refinancing" above for more information. If any or all of the Convertible Senior 2023 Notes are not converted into our ordinary shares before the maturity date, we will have to pay the holders the full aggregate principal amount of the Convertible Senior 2023 Notes then outstanding. If the Non-Recourse 2033 Notes are not refinanced or paid in full, the holders of the Non-Recourse 2033 Notes will have the right to foreclose on the Issuer Class C Units that represent a 63.75% economic interest in future royalties due on net sales of TRELEGY ELLIPTA and related assets. If the Issuer Class C Units are foreclosed upon, we will lose any right to receive 75% of the future royalty payments made by GSK in connection with the net sales of TRELEGY ELLIPTA and related assets. Any of the above payments could have a material adverse effect on our cash position. Our failure to satisfy these obligations may result in a default under the applicable indenture governing these Notes, which could result in a default under certain of our other debt instruments, if any. Any such default would harm our business and the price of our securities could fall.

Servicing our Convertible Senior 2023 Notes requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt. Additionally, holders may require us to repurchase our Convertible Senior 2023 Notes under certain circumstances, and we may not have sufficient cash to do so.

        Our ability to make interest or principal payments when due or to refinance the Convertible Senior 2023 Notes depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations sufficient to satisfy our obligations under the Convertible Senior 2023 Notes and any future indebtedness we may incur and to make necessary capital expenditures. In addition, the issuance of the Non-Recourse 2033 Notes reduced the cash available for us to make interest or principal payments on, or to refinance, the Convertible Senior 2023 Notes. We may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance the Convertible Senior 2023 Notes or future indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities on desirable terms or at all, which could result in a default on the Convertible Senior 2023 Notes or future indebtedness.

        The holders of the Convertible Senior 2023 Notes may have the right to require us to repurchase the Convertible Senior 2023 Notes upon the occurrence of a "fundamental change" such as a change of control of our Company or the termination of trading of our ordinary shares, as defined in the indenture governing the Convertible Senior 2023 Notes. We may not have sufficient funds to repurchase the Convertible Senior 2023 Notes in cash or have the ability to arrange necessary financing on acceptable terms. Our failure to repurchase the Convertible Senior 2023 Notes when required would result in an event of default with respect to the Convertible Senior 2023 Notes. In addition, any acceleration of the repayment of the Convertible Senior 2023 Notes or future indebtedness after any applicable notice or grace periods could have a material adverse effect on our business, results of operations and financial condition.

Our business and operations would suffer in the event of significant disruptions of information technology systems or security breaches.

        We rely extensively on computer systems to maintain information and manage our finances and business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including but not limited to trade secrets or other intellectual property, proprietary business information and personal information) and it is critical that we maintain the confidentiality and integrity of such confidential information. Although we have security measures in place, our internal information technology systems and those of our CROs and other service providers, including cloud-based and hosted applications, data and services, are vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, service providers and/or business partners, from cyber-attacks by malicious third parties, and/or from, natural disasters, terrorism, war and telecommunication and electrical failures. Cyber-attacks are increasing in their frequency, sophistication, and intensity, and have become increasingly difficult to detect. Significant disruptions of information technology systems or security breaches could adversely affect our business operations and result in financial, legal, business and reputational harm to us, including significant liability and/or significant disruption to our business. If a disruption of information technology systems or security breach results in a loss of or damage to our data or regulatory applications, unauthorized access, use, or disclosure of, or the prevention of access to, confidential information, or other harm to our business, we could incur liability and reputational harm, we could be required to comply with federal and/or state breach notification laws and foreign law equivalents, we may incur legal expenses to protect our confidential information, the further development of our product candidates could be delayed and the price of our securities could fall. For example, the loss of clinical trial data from completed or ongoing clinical trials of our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. As another example, we may incur penalties imposed by the competent authorities in the EU Member States in case of breach of the EU rules governing the collection and processing of personal data, including unauthorized access to or disclosure of personal data. Although we have security and fraud prevention measures in place, we have been subject to immaterial payment fraud activity. In 2017, we filed a lawsuit (which has since been resolved) against a former employee for misappropriation of our confidential, proprietary and trade secret information. Moreover, there can be no assurance that such security measures will prevent service interruptions or security breaches that could adversely affect our business.

If we lose key management or scientific personnel, or if we fail to attract and retain key employees, our ability to discover and develop our product candidates and commercialize our products, if any, will be impaired.

        We are highly dependent on principal members of our management team and scientific staff, and in particular, our Chief Executive Officer, Rick E Winningham, to operate our business. Mr. Winningham has significant pharmaceutical industry experience. The loss of Mr. Winningham's services could impair our ability to discover, develop and commercialize new medicines.

        If we fail to retain our qualified personnel or replace them when they leave, we may be unable to continue our discovery, development and commercialization activities, which may cause the price of our securities to fall.

        In addition, our US operating subsidiary's facility and most of its employees are located in northern California, headquarters to many other biotechnology and biopharmaceutical companies and many academic and research institutions. As a result, competition for certain skilled personnel in our market is intense. None of our employees have employment commitments for any fixed period of time and they all may leave our employment at will. If we fail to retain our qualified personnel or replace them when they leave, we may be unable to continue our development and commercialization activities and the price of our securities could fall.

Global health and economic, political and social conditions may harm our ability to do business, increase our costs and negatively affect our stock price.

        Worldwide economic conditions remain uncertain due to the decision by the United Kingdom to initiate the formal procedure of withdrawal from the EU (often referred to as "Brexit"), current economic challenges in Asia, the coronavirus in China, and other disruptions to global and regional economies and markets.

        Brexit has created significant uncertainty about the future relationship between the United Kingdom and the EU, including with respect to the laws and regulations that will apply as the United Kingdom determines which EU laws to replace or replicate in the event of a withdrawal. From a regulatory perspective, the United Kingdom's withdrawal could bear significant complexity and risks. In addition, the exact terms of the United Kingdom's withdrawal and the laws and regulations that will apply after the United Kingdom withdraws from the EU would affect manufacturing sites that hold an EU manufacturing authorization issued by the United Kingdom competent authorities.

        In light of the fact that a significant portion of the regulatory framework in the UK is derived from EU laws, Brexit could materially impact the EU regulatory regime governing development, manufacture, importation, approval and commercialization of our product candidates in the UK or the EU. For example, there is a risk that the scope of a marketing authorization for a medicinal product granted by the European Commission or by the competent authorities of EU member states will not encompass the UK. In these circumstances, a separate authorization granted by the UK competent authorities will be required to place medicinal products on the UK market. In addition, our ability to rely on UK manufacturing sites to supply medicinal products intended for the EU market will depend on the terms of the UK's withdrawal from the EU and, potentially, on the ability to obtain relevant exemptions under EU law to supply the EU market with medicinal products manufactured at UK-certified sites. There is also a risk that if batch release and quality control testing sites for our products are located only in the UK, manufacturers will be required to use sites in other EU member states to manufacture products for supply to the EU market. All of these changes, if they occur, could increase our costs and otherwise adversely affect our business. In addition, currency exchange rates for the British Pound and the Euro with respect to each other and to the U.S. dollar have already been, and may be continue to be, negatively affected by Brexit, which could cause volatility in our quarterly financial results.

        Further, development of our product candidates and/or regulatory approval may be delayed for other political events beyond our control. For example, a US federal government shutdown or budget sequestration, such as ones that occurred during 2013, 2018, and 2019, may result in significant reductions to the FDA's budget, employees and operations, which may lead to slower response times and longer review periods, potentially affecting our ability to progress development of our product candidates or obtain regulatory approval for our product candidates. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

        Our operations also depend upon favorable trade relations between the US and those foreign countries in which our materials suppliers have operations. A protectionist trade environment in either the US or those foreign countries in which we do business, such as a change in the current tariff structures, export compliance or other trade policies, may materially and adversely affect our operations.

        External factors, such as potential terrorist attacks, acts of war, geopolitical and social turmoil or epidemics and other similar outbreaks in many parts of the world, could also prevent or hinder our ability to do business, increase our costs and negatively affect our stock price. For example, concerns about the Coronavirus are having an adverse effect upon the Chinese economy and could adversely affect our business operations or the operations of our suppliers. Concerns about the Coronavirus may, for example, negatively affect the reliability and cost of transportation, negatively affect the desire and ability of our employees to travel, delay the enrollment of patients in our clinical trials by clinical trial sites located in impacted jurisdictions, disrupt the production capabilities of our suppliers (and, in particular, suppliers of drug product we need for the conduct of our clinical trials) adversely affect our ability to obtain adequate insurance at reasonable rates, and require us to take extra security precautions for our operations. These geopolitical, social and economic conditions could harm our business.

Our US operating subsidiary's facility is located near known earthquake fault zones, and the occurrence of an earthquake, extremist attack or other catastrophic disaster could cause damage to our facilities and equipment, which could require us to cease or curtail operations.

        Our US operating subsidiary's facility is located in the San Francisco Bay Area near known earthquake fault zones and therefore will be vulnerable to damage from earthquakes. In October 1989, a major earthquake struck this area and caused significant property damage and a number of fatalities. We are also vulnerable to damage from other types of disasters, including power loss, attacks from extremist organizations, fire, floods, communications failures and similar events. If any disaster were to occur, our ability to operate our business could be seriously impaired. In addition, the unique nature of our research activities and of much of our equipment could make it difficult and costly for us to recover from this type of disaster. We may not have adequate insurance to cover our losses resulting from disasters or other similar significant business interruptions and we do not plan to purchase additional insurance to cover such losses due to the cost of obtaining such coverage. Any significant losses that are not recoverable under our insurance policies could seriously impair our business and financial condition, which could cause the price of our securities to fall.

If YUPELRI does not continue to be accepted by physicians, patients, third-party payors, or the medical community in general, we may not receive significant additional revenues from sales of this product.

        The commercial success of YUPELRI depends upon its acceptance by physicians, patients, third-party payors and the medical community in general. YUPELRI may not be sufficiently accepted by these parties. YUPELRI competes with predominantly with short-acting nebulized bronchodilators used three to four times per day and the nebulized LAMA LonhalaTM MagnairTM (SUN-101/eFlow®) used twice per day. If YUPELR's acceptance does not continue to grow, our business and financial results could be materially harmed.

In collaboration with Mylan, we are responsible for marketing and sales of YUPELRI in the US, which subjects us to certain risks.

        We currently maintain a sales force in the US and plan to continue to augment our sales and marketing personnel to support our co-promotion obligations for YUPELRI under our agreement with Mylan. The risks of fulfilling our US co-promotion obligations to Mylan include:

•	costs and expenses associated with maintaining an independent sales and marketing organization with appropriate technical expertise and supporting infrastructure, including third-party vendor logistics and consultant support, which costs and expenses could, depending on the scope and method of the marketing effort, exceed any product revenue for several years;

•	our ability to retain effective sales and marketing personnel and medical science liaisons in the US;

•	the ability of our sales and marketing personnel to obtain access to and educate adequate numbers of physicians about prescribing YUPELRI, in appropriate clinical situations; and

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines.

        If we are not successful in maintaining an internal sales and marketing organization with appropriate experience, technical expertise, supporting infrastructure and the ability to obtain access to and educate adequate numbers of physicians about prescribing YUPELRI in appropriate clinical situations, we will have difficulty commercializing YUPELRI, which would adversely affect our business and financial condition and the price of our securities could fall.

We are subject to extensive and ongoing regulation, oversight and other requirements by the FDA and failure to comply with these regulations and requirements may subject us to penalties that may adversely affect our financial condition or our ability to commercialize any approved products.

        Prescription drug advertising and promotion are closely scrutinized by the FDA, including substantiation of promotional claims, disclosure of risks and safety information, and the use of themes and imagery in advertising and promotional materials. As with all companies selling and marketing products regulated by the FDA in the US, we are prohibited from promoting any uses of an approved product, such as YUPELRI, that are outside the scope of those uses that have been expressly approved by the FDA as safe and effective on the product's label.

        The manufacturing, labeling, packaging, adverse event reporting, advertising, promotion and recordkeeping for an approved product remain subject to extensive and ongoing regulatory requirements. If we become aware of previously unknown problems with an approved product in the US or overseas or at a contract manufacturer's facilities, a regulatory authority may impose restrictions on the product, the contract manufacturers or on us, including requiring us to reformulate the product, conduct additional clinical studies, change the labeling of the product, withdraw the product from the market or require the contract manufacturer to implement changes to its facilities.

        We are also subject to regulation by regional, national, state and local agencies, including the Department of Justice, the Federal Trade Commission, the Office of Inspector General of the US Department of Health and Human Services ("OIG") and other regulatory bodies with respect to any approved product, such as YUPELRI, as well as governmental authorities in those foreign countries in which any product is approved for commercialization. The Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and other federal and state statutes and regulations govern to varying degrees the research, development, manufacturing and commercial activities relating to prescription pharmaceutical products, including non-clinical and clinical testing, approval, production, labeling, sale, distribution, import, export, post-market surveillance, advertising, dissemination of information and promotion. If we or any third parties that provide these services for us are unable to comply, we may be subject to regulatory or civil actions or penalties that could significantly and adversely affect our business.

        Regulatory approval for our product candidates, if any, may include similar or other limitations on the indicated uses for which we can market our medicines or the patient population that may utilize our medicines, which may limit the market for our medicines or put us at a competitive disadvantage relative to alternative therapies.

        Failure to satisfy required post-approval requirements and/or commitments may have implications for a product's approval and may carry civil monetary penalties. Any failure to maintain regulatory approval will materially limit the ability to commercialize a product or any future product candidates and if we fail to comply with FDA regulations and requirements, the FDA could potentially take a number of enforcement actions against us, including the issuance of untitled letters, warning letters, preventing the introduction or delivery of the product into interstate commerce in the US, misbranding charges, product seizures, injunctions, and civil monetary penalties, which would materially and adversely affect our business and financial condition and may cause the price of our securities to fall.

        The risks identified in this risk factor relating to regulatory actions and oversight by agencies in the US and throughout the world also apply to the commercialization of any partnered products by our collaboration partners and those commercializing products with respect to which we have an economic interest or right to receive royalties, including GSK and Cumberland, and such regulatory actions and oversight may limit those parties' ability to commercialize such products, which could materially and adversely affect our business and financial condition, and which may cause the price of our securities to fall.

We and/or our collaboration partners and those commercializing products with respect to which we have an economic interest or right to receive royalties may face competition from companies seeking to market generic versions of any approved products in which we have an interest, such as TRELEGY ELLIPTA or YUPELRI.

        Under the Drug Price Competition and Patent Term Restoration Act of 1984, a company may submit an abbreviated new drug application ("ANDA") under section 505(j) of the Federal Food, Drug, and Cosmetic Act to market a generic version of an approved drug. Because a generic applicant does not conduct its own clinical studies, but instead relies on the FDA's finding of safety and effectiveness for the approved drug, it is able to introduce a competing product into the market at a cost significantly below that of the original drug. Although we have multiple patents protecting YUPELRI until at least 2025 that are listed in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book, and those commercializing products with respect to which we have an economic interest or right to receive royalties similarly have patents protecting their products, such as TRELEGY ELLIPTA and VIBATIV, generic applicants could potentially submit "paragraph IV certifications" to FDA stating that such patents are invalid or will not be infringed by the applicant's product. We have not received any such paragraph IV notifications nor are we aware of any with respect to products in which we have an economic interest or right to receive royalties, but if any competitors successfully challenge the patents related to these products, we and/or our collaboration partners and those commercializing products with respect to which we have an economic interest or right to receive royalties would face substantial competition. If we are not able to compete effectively against such future competition, our business will not grow, our financial condition and operations will suffer and the price of our securities could fall.

        For additional discussion of the risk of generic competition to YUPELRI, please see the following risk factor below "If our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively in our current or future markets."

We may be treated as a US corporation for US federal income tax purposes.

        For US federal income tax purposes, a corporation generally is considered tax resident in the place of its incorporation. Theravance Biopharma is incorporated under Cayman Islands law and established tax residency in Ireland effective July 1, 2015. Therefore, it should be a non-US corporation under this general rule. However, Section 7874 of the Internal Revenue Code of 1986, as amended (the "Code"), contains rules that may result in a foreign corporation being treated as a US corporation for US federal income tax purposes. The application of these rules is complex and there is little guidance regarding certain aspects of their application.

        Under Section 7874 of the Code, a corporation created or organized outside the US will be treated as a US corporation for US federal tax purposes if (i) the foreign corporation directly or indirectly acquires substantially all of the properties held directly or indirectly by a US corporation, (ii) the former shareholders of the acquired US corporation hold at least 80% of the vote or value of the shares of the foreign acquiring corporation by reason of holding stock in the US acquired corporation, and (iii) the foreign corporation's "expanded affiliated group" does not have "substantial business activities" in the foreign corporation's country of incorporation relative to its expanded affiliated group's worldwide activities. For this purpose, "expanded affiliated group" generally means the foreign corporation and all subsidiaries in which the foreign corporation, directly or indirectly, owns more than 50% of the stock by vote and value, and "substantial business activities" generally means at least 25% of employees (by number and compensation), assets and gross income of our expanded affiliated group are based, located and derived, respectively, in the country of incorporation.

        We do not expect to be treated as a US corporation under Section 7874 of the Code, because we do not believe that the assets contributed to us by Innoviva constituted "substantially all" of the properties of Innoviva (as determined on both a gross and net fair market value basis). However, the Internal Revenue Service may disagree with our conclusion on this point and assert that, in its view, the assets contributed to us by Innoviva did constitute "substantially all" of the properties of Innoviva. In addition, there could be legislative proposals to expand the scope of US corporate tax residence and there could be changes to Section 7874 of the Code or the Treasury Regulations promulgated thereunder that could apply retroactively and could result in Theravance Biopharma being treated as a US corporation.

        If it were determined that we should be treated as a US corporation for US federal income tax purposes, we could be liable for substantial additional US federal income tax on our post-Spin-Off taxable income. In addition, though we have no current plans to pay any dividends, payments of any dividends to non-US holders may be subject to US withholding tax.

Taxing authorities may challenge our structure and transfer pricing arrangements.

        We are incorporated in the Cayman Islands, maintain subsidiaries in the Cayman Islands, the US, the United Kingdom and Ireland, and effective July 1, 2015, we migrated our tax residency from the Cayman Islands to Ireland. Due to economic and political conditions, various countries are actively considering changes to existing tax laws. We cannot predict the form or timing of potential legislative changes that could have a material adverse impact on our results of operations. We are aware that Ireland has implemented certain tax law changes and is expected to implement additional tax law changes to comply with the European Union Anti-Tax Avoidance Directives. These changes include the first ever Irish controlled foreign company ("CFC") rules which came into effect on January 1, 2019. Due to provisions in Finance Bill 2019, Ireland will also implement certain transfer pricing rule changes, with effect from 2020. We are continuing to evaluate and monitor the applicability of the CFC rules published in Finance Act 2018, but our current assessment, based on the rules and guidance published to date, is that the rules are unlikely to have a material impact on our operations. Proposed statutory language has been provided for transfer pricing rule changes, and we believe that the transfer pricing rules are unlikely to have a material impact on our operations. New United Kingdom tax legislation was introduced by the Finance Act 2019 ("FA 2019") that imposes a tax related to offshore receipts in respect of intangible property held in low tax jurisdictions ("ORIP") and became effective in April 2019. FA 2019 also included a power for amendments to the ORIP legislation to be made by regulation by December 31, 2019. On October 15, 2019, the United Kingdom published further guidance intended to facilitate the administration of the ORIP regime. However, a number of issues and areas of uncertainty remain. We have reviewed the original legislation in conjunction with the guidance and believe that the ORIP regime may apply to certain cash receipts. Based on this analysis, we believe that the ORIP charge on United Kingdom-derived cash receipts through the third quarter of 2019 is not material, but we will continue to refine our ORIP conclusions as guidance evolves.

        In addition, significant judgment is required in determining our worldwide provision for income taxes. Various factors may have favorable or unfavorable effects on our income tax rate including, but not limited to the performance of certain functions and ownership of certain assets in tax-efficient jurisdictions such as the Cayman Islands and Ireland, together with intra-group transfer pricing agreements. Taxing authorities may challenge our structure and transfer pricing arrangements through an audit or lawsuit. Responding to or defending such a challenge could be expensive and consume time and other resources, and divert management's time and focus from operating our business. We cannot predict whether taxing authorities will conduct an audit or file a lawsuit challenging this structure, the cost involved in responding to any such audit or lawsuit, or the outcome. We may be required to pay taxes for prior periods, interest, fines or penalties, and may be obligated to pay increased taxes in the future which could result in reduced cash flows and have a material adverse effect on our business, financial condition and growth prospects.

We were a passive foreign investment company, or "PFIC," for 2014, but we were not a PFIC from 2015 through 2019, and we do not expect to be a PFIC for the foreseeable future.

        For US federal income tax purposes, we generally would be classified as a PFIC for any taxable year if either (i) 75% or more of our gross income (including gross income of certain 25% or more owned corporate subsidiaries) is "passive income" (as defined for such purposes) or (ii) the average percentage of our assets (including the assets of certain 25% or more owned corporate subsidiaries) that produce passive income or that are held for the production of passive income is at least 50%. In addition, whether our company will be a PFIC for any taxable year depends on our assets and income over the course of each such taxable year and, as a result, cannot be predicted with certainty until after the end of the year.

        Based upon our assets and income during the course of 2014, we believe that our company and one of our company's wholly-owned subsidiaries, Theravance Biopharma R&D, Inc. was a PFIC for 2014. Based upon our assets and income from 2015 through 2019, we do not believe that our company is a PFIC during these four years. We do not expect to be a PFIC for the foreseeable future based on our current business plans and current business model. For any taxable year (or portion thereof) in which our company is a PFIC that is included in the holding period of a US holder, the US holder is generally subject to additional US federal income taxes plus an interest charge with respect to certain distributions from Theravance Biopharma or gain recognized on a sale of Theravance Biopharma shares. Similar rules would apply with respect to distributions from or gain recognized on an indirect sale of Theravance Biopharma Ireland Limited. US holders of our ordinary shares may have filed an election with respect to Company shares held at any time during 2014 to be treated as owning an interest in a "qualified electing fund" ("QEF") or to "mark to market" their ordinary shares to avoid the otherwise applicable interest charge consequences of PFIC treatment with respect to our ordinary shares. A foreign corporation will not be treated as a QEF for any taxable year in which such foreign corporation is not treated as a PFIC. QEF and mark to market elections generally apply to the taxable year for which the election is made and all subsequent taxable years unless the election is revoked with consent of the Secretary of Treasury. US holders of our ordinary shares should consult their tax advisers regarding the tax reporting implications with respect to any QEF and mark to market elections made with respect to our company and with respect to their indirect interests in Theravance Biopharma R&D, Inc.

If we are unable to maintain effective internal controls, our business, financial position and results of operations could be adversely affected.

        If we are unable to maintain effective internal controls, our business, financial position and results of operations could be adversely affected. We are subject to the reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which require annual management assessments of the effectiveness of our internal control over financial reporting. Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) under the Exchange Act. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the US. Any failure to achieve and maintain effective internal controls could have an adverse effect on our business, financial position and results of operations. In addition, our independent registered public accounting firm is required to attest to the effectiveness of our internal control over financial reporting annually. If our independent registered public accounting firm is unable to attest to the effectiveness of our internal control over financial reporting, investor confidence in our reported results will be harmed and the price of our securities may fall. These reporting and other obligations place significant demands on our management and administrative and operational resources, including accounting resources.

Agreements entered into with or for the benefit of GSK in connection with the Spin-Off may significantly restrict our business and affairs.

        On March 3, 2014, in connection with the Spin-Off, we, Innoviva and GSK entered into a number of agreements that may significantly restrict our business and affairs. In particular, we, Innoviva and GSK entered into the Master Agreement which, among other things, requires GSK's consent to make any changes to (i) a Separation and Distribution Agreement and ancillary agreements that would, individually or in the aggregate, reasonably be expected to adversely affect GSK in any material respect or (ii) the TRC LLC Agreement, which consent is not to be unreasonably withheld, conditioned or delayed, provided that GSK may withhold, condition or delay such consent in its sole discretion with respect to certain sections of the TRC LLC Agreement and any changes to the governance structure of TRC, the confidentiality restrictions, the consent rights, and the transfer restrictions in the TRC LLC Agreement. We and GSK also entered into (i) the Governance Agreement that expired on December 31, 2017, (ii) a registration rights agreement that gives GSK certain registration rights with respect to our ordinary shares held by GSK and (iii) an extension agreement that extends to us certain restrictive covenants similar to those applicable to Innoviva under the GSK Agreements. There can be no assurance that these restrictions will not materially harm our business, particularly given that GSK's interests may not be aligned with the interests of our business or our other shareholders.

Certain of our directors and officers may have actual or potential conflicts of interest because of their equity ownership in Innoviva, which actual or potential conflicts may harm our business, prospects and financial condition and result in the diversion of corporate opportunities to Innoviva.

        Certain of our directors and officers hold shares of Innoviva's common stock or rights to acquire such shares, and these holdings may be significant for some of these individuals compared to their total assets. This ownership of Innoviva common stock by certain of our directors and officers may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for Innoviva and for us. For example, potential or actual conflicts could arise relating to: our relationship with Innoviva, including Innoviva's and our respective rights and obligations under agreements entered into in connection with the Spin-Off; Innoviva's management of TRC, particularly given that we and Innoviva have different economic interests in TRC; and corporate opportunities that may be available to both companies in the future. Although we and Innoviva have implemented policies and procedures to identify and properly address such potential and actual conflicts of interest, there can be no assurance that, when such conflicts are resolved in accordance with applicable laws, such conflicts of interest will not harm our business, prospects and financial condition and result in the diversion of corporate opportunities to Innoviva.

If we are required to indemnify Innoviva or Cumberland, or if we are not able to enforce our indemnification rights against Innoviva or Cumberland, our business prospects and financial condition may be harmed.

        We agreed to indemnify Innoviva from and after the Spin-Off with respect to (i) all debts, liabilities and obligations transferred to us in connection with the Spin-Off (including our failure to pay, perform or otherwise promptly discharge any such debts, liabilities or obligations after the Spin-Off), (ii) any misstatement or omission of a material fact resulting in a misleading statement in our Information Statement distributed to Innoviva stockholders in connection with the Spin-Off and (iii) any breach by us of certain agreements entered into with Innoviva in connection with the Spin-Off (namely, the Separation and Distribution Agreement, a Transition Services Agreement, an Employee Matters Agreement, a Tax Matters Agreement, and a Facility Sublease Agreement). We are not aware of any existing indemnification obligations at this time, but any such indemnification obligations that may arise could be significant. Under the terms of the Separation and Distribution Agreement, Innoviva agreed to indemnify us from and after the Spin-Off with respect to (i) all debts, liabilities and obligations retained by Innoviva after the Spin-Off (including its failure to pay, perform or otherwise promptly discharge any such debts, liabilities or obligations after the Spin-Off) and (ii) any breach by Innoviva of the Separation and Distribution Agreement, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, and the Facility Sublease Agreement. Our and Innoviva's ability to satisfy these indemnities, if called upon to do so, will depend upon our and Innoviva's future financial strength. If we are required to indemnify Innoviva, or if we are not able to enforce our indemnification rights against Innoviva, our business prospects and financial condition may be harmed.

        In addition, the agreement relating to the sale of VIBATIV to Cumberland contains indemnification obligations of both us and Cumberland. If we are required to indemnify Cumberland or if we are unable to enforce our indemnification rights against Cumberland for any reason, our business and financial condition may be harmed.

RISKS RELATED TO LEGAL AND REGULATORY UNCERTAINTY

If our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively in our current or future markets.

        We rely upon a combination of patents, patent applications, trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies. Any involuntary disclosure to or misappropriation by third parties of this proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market. The status of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and is very uncertain. As of December 31, 2019, we owned 445 issued US patents and 1,590 granted foreign patents, as well as additional pending US and foreign patent applications. Our patent applications may be challenged or fail to result in issued patents and our existing or future patents may be invalidated or be too narrow to prevent third parties from developing or designing around these patents. If the sufficiency of the breadth or strength of protection provided by our patents with respect to a product candidate is threatened, it could dissuade companies from collaborating with us to develop product candidates and threaten our ability to commercialize products. Further, if we encounter delays in our clinical trials or in obtaining regulatory approval of our product candidates, the patent lives of the related product candidates would be reduced.

        In addition, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, for processes for which patents are difficult to enforce and for any other elements of our drug discovery and development processes that involve proprietary know-how, information and technology that is not covered by patent applications. Although we require our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information and technology to enter into confidentiality agreements, we cannot be certain that this know-how, information and technology will not be misappropriated, disclosed or used for unauthorized purposes or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the US. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the US and abroad. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, we will not be able to establish or, if established, maintain a competitive advantage in our market, which could materially adversely affect our business, financial condition and results of operations, which could cause the price of our securities to fall.

Litigation to protect or defend our intellectual property or third-party claims of intellectual property infringement would require us to divert resources and may prevent or delay our drug discovery and development efforts.

        Our commercial success depends in part on us and our partners not infringing the patents and proprietary rights of third parties. Third parties may assert that we or our partners are using their proprietary rights without authorization. There are third-party patents that may cover materials or methods for treatment related to our product candidates. At present, we are not aware of any patent infringement claims with merit that would adversely and materially affect our ability to develop our product candidates, but nevertheless the possibility of third-party allegations cannot be ruled out. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Furthermore, parties making claims against us or our partners may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense against these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business.

        In the event of a successful claim of infringement against us, we may have to pay substantial damages, obtain one or more licenses from third parties or pay royalties. In addition, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly.

        In addition, in the future we could be required to initiate litigation to enforce our proprietary rights against infringement by third parties, prevent the unauthorized use or disclosure of our trade secrets and confidential information, or defend the validity of our patents. For example, in 2017, we filed a lawsuit against a former employee for misappropriation of certain of our confidential, proprietary and trade secret information. While this litigation has since been resolved, prosecution of claims to enforce or defend our rights against others involve substantial litigation expenses and divert substantial employee resources from our business but may not result in adequate remedy to us or sufficiently mitigate the harm to our business caused by any intellectual property infringement, unauthorized access, use or disclosure of trade secrets. If we fail to effectively enforce our proprietary rights against others, our business will be harmed and the price of our securities could fall.

If the efforts of our partners or future partners to protect the proprietary nature of the intellectual property related to collaboration assets are not adequate, the future commercialization of any medicines resulting from collaborations could be delayed or prevented, which would materially harm our business and could cause the price of our securities to fall.

        The risks identified in the two preceding risk factors may also apply to the intellectual property protection efforts of our partners or future partners and to GSK with respect to the GSK-Partnered Respiratory Programs in which we hold an economic interest. To the extent the intellectual property protection of any partnered assets are successfully challenged or encounter problems with the US Patent and Trademark Office or other comparable agencies throughout the world, the future commercialization of these potential medicines could be delayed or prevented. Any challenge to the intellectual property protection of a late-stage development asset, particularly those of the GSK-Partnered Respiratory Programs in which we hold an economic interest, could harm our business and cause the price of our securities to fall.

Product liability and other lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our medicines.

        The risk that we may be sued on product liability claims is inherent in the development and commercialization of pharmaceutical products. Side effects of, or manufacturing defects in, products that we or our partners develop or commercialize could result in the deterioration of a patient's condition, injury or even death. Once a product is approved for sale and commercialized, the likelihood of product liability lawsuits tends to increase. Claims may be brought by individuals seeking relief for themselves or by individuals or groups seeking to represent a class, asserting injuries based both on potential adverse effects described in the label as well as adverse events not yet observed. We also face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials. In addition, changes in laws outside the US are expanding our potential liability for injuries that occur during clinical trials. Product liability claims could harm our reputation, regardless of the merit or ultimate success of the claim, which may adversely affect our and our partners' ability to commercialize our products and cause the price of our securities to fall. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forgo further commercialization of the applicable products.

        Although we maintain general liability and product liability insurance, this insurance may not fully cover potential liabilities and we cannot be sure that our insurer will not disclaim coverage as to a future claim. In addition, inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercial production and sale of our products, which could adversely affect our business.

        We may also be required to prosecute or defend general commercial, intellectual property, securities and other lawsuits. Litigation typically involves substantial expenses and diverts substantial employee resources from our business. The cost of defending any product liability litigation or engaging in any other legal proceeding, even if resolved in our favor, could be substantial and uncertainties resulting from the initiation and continuation of the litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace and achieve our business goals.

If we fail to comply with data protection laws and regulations, we could be subject to government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity, which could negatively affect our operating results and business.

        We are subject to data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the US, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws (e.g., Section 5 of the FTC Act), govern the collection, use, disclosure, and protection of health-related and other personal information. In California, the California Consumer Privacy Act ("CCPA") took effect on January 1, 2020. The CCPA establishes certain requirements for data use and sharing transparency and creates new data privacy rights for consumers. These laws and regulations are evolving and subject to interpretation, and may impose limitations on our activities or otherwise adversely affect our business. Failure to comply with data protection laws and regulations could result in government enforcement actions and create liability for us (which could include civil and/or criminal penalties), private litigation and/or adverse publicity that could negatively affect our operating results and business. In addition, we may obtain health information from third parties (e.g., healthcare providers who prescribe our products) that are subject to privacy and security requirements under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act ("HIPAA"). Although we are not directly subject to HIPAA—other than with respect to providing certain employee benefits—we could be subject to criminal penalties if we knowingly obtain or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA. HIPAA generally requires that healthcare providers and other covered entities obtain written authorizations from patients prior to disclosing protected health information of the patient (unless an exception to the authorization requirement applies). If authorization is required and the patient fails to execute an authorization or the authorization fails to contain all required provisions, then we may not be allowed access to and use of the patient's information and our research efforts could be impaired or delayed. Furthermore, use of protected health information that is provided to us pursuant to a valid patient authorization is subject to the limits set forth in the authorization (e.g., for use in research and in submissions to regulatory authorities for product approvals). In addition, HIPAA does not replace federal, state, international or other laws that may grant individuals even greater privacy protections.

        EU Member States and other jurisdictions where we operate have adopted data protection laws and regulations, which impose significant compliance obligations. For example, the General Data Protection Regulation ("GDPR") which became applicable on May 25, 2018, replacing the EU Data Protection Directive, imposes strict obligations and restrictions on the ability to collect, analyze and transfer personal data, including health data from clinical trials and adverse event reporting.

        Switzerland has adopted laws that impose restrictions and obligations similar to the GDPR. These obligations and restrictions concern, in particular, the consent of the individuals to whom the personal data relate, the information provided to the individuals, the transfer of personal data out of the European Economic Area ("EEA") or Switzerland, security breach notifications, security and confidentiality of the personal data, as well as substantial potential fines for breaches of the data protection obligations. Data protection authorities from the different EU Member States may interpret the GDPR and applicable related national laws differently and impose requirements additional to those provided in the GDPR. In addition, guidance on implementation and compliance practices may be updated or otherwise revised, which adds to the complexity of processing personal data in the EU. When processing personal data of subjects in the EU, we have to comply with the applicable data protection laws. In particular, as we rely on services providers processing personal data of subjects in the EU, we have to enter into suitable contract terms with such providers and receive sufficient guarantees that such providers meet the requirements of the applicable data protection laws, particularly the GDPR which imposes specific and relevant obligations.

        Legal mechanisms to allow for the transfer of personal data from the EEA to the US have been challenged in the European Court of Justice, which generally increases uncertainty around compliance with EU privacy law requirements as these relate to transfer of data from the EU to the US. In 2016, the European Commission and the US Department of Commerce ("DOC") put in place the EU-US "Privacy Shield," which has been relied on by some US companies since that time to transfer data to the US, and, in its third annual review of the Privacy Shield in October 2019, the European Commission concluded that the U.S. continues to ensure an adequate level of protection for personal data transferred under the Privacy Shield. In addition, the DOC increased its monitoring and surveillance activities and introduced new oversight procedures and will increase pressure on companies to comply with Privacy Shield. However, in October 2016, an action for annulment was brought by three French digital rights advocacy groups, which is still pending before the General Court of the European Court of Justice. The US was admitted as an intervener in the action in 2018. If the European Court of Justice invalidates the Privacy Shield, it will no longer be possible to rely on the Privacy Shield certification to support transfer of personal data from the EU to entities in the US. Adherence to the Privacy Shield is not, however, mandatory. US-based companies are permitted to rely either on their adherence to the Privacy Shield or on the other authorized means and procedures to transfer personal data provided by the GDPR.

        In addition, the privacy and data security landscape in the EU continues to remain in flux. The agreement that will hopefully be concluded between the EU and the UK following the UK's withdrawal from the EU on January 31, 2020 may require organizations to revisit the way they transfer personal data from and to the UK. The GDPR has introduced additional data protection obligations that can have specific impact on the conduct of clinical trials in the EEA. This includes obligations concerning the rights of patients in relation to their personal data collected during the clinical trials and the need to conclude arrangements with clinical trails sites concerning data processing activities. Any perceived failure to ensure protection of patients' rights during clinical trials or to ensure that sites fulfil obligations imposed by GDPR concerning their related processing activities could undermine the validity of the results of these clinical trials.

        If we or our vendors fail to comply with applicable data privacy laws, or if the legal mechanisms we or our vendors rely upon to allow for the transfer of personal data from the EEA or Switzerland to the US (or other countries not considered by the European Commission to provide an adequate level of data protection) are not considered adequate, we could be subject to government enforcement actions and significant penalties against us. Moreover, our business could be adversely impacted if our ability to transfer personal data outside of the EEA or Switzerland to the US is restricted, which could adversely impact our operating results.

Changes in healthcare law and implementing regulations, including government restrictions on pricing and reimbursement, as well as healthcare policy and other healthcare payor cost-containment initiatives, may negatively impact us, our collaboration partners, or those commercializing products with respect to which we have an economic interest or right to receive royalties.

        The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect us, our collaboration partners, or those commercializing products with respect to which we have an economic interest or right to receive royalties in regard to one or more of the following:

•	the ability to set and collect a price believed to be reasonable for products;

•	the ability to generate revenues and achieve profitability; and

•	the availability of capital.

        The pricing and reimbursement environment for products may change in the future and become more challenging due to, among other reasons, policies advanced by the current or new presidential administrations, federal agencies, new healthcare legislation passed by Congress or fiscal challenges faced by all levels of government health administration authorities. Among policy makers and payors in the US and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and expanding access to healthcare. In the US, the pharmaceutical industry has been a particular focus of these efforts and has been and may in the future be significantly affected by major legislative initiatives. For instance, in the fourth quarter of 2018, the Centers for Medicare & Medicaid Services ("CMS"), the federal agency that administers the Medicare and Medicaid programs, released an advance notice of proposed rule-making to solicit feedback on a potential change in the way Medicare Part B pays for certain physician-administered drugs. Under Part B's current reimbursement policy, for most drugs, Medicare pays providers the average sales price of the drug plus 6% (reduced to 4.3% as a result of sequestration). CMS is considering a methodology that would more closely align payment for these drugs with prices in certain countries (such as Canada, the United Kingdom, Japan, and Germany), allow private-sector vendors to negotiate prices, and pay providers a flat add-on payment not tied to the price of the drug. We expect we, our collaboration partners or those commercializing products with respect to which we have an economic interest or right to receive royalties may experience pricing pressures in connection with the sale of drug products, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative enactments.

        The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (together the "Healthcare Reform Act"), is a sweeping measure intended to expand healthcare coverage within the US, primarily through the imposition of health insurance mandates on employers and individuals, the provision of subsidies to eligible individuals enrolled in plans offered on the health insurance exchanges, and expansion of the Medicaid program. This law has substantially changed the way healthcare is financed by both governmental and private insurers, and has significantly impacted the pharmaceutical industry. The Healthcare Reform Act contains a number of provisions that impact our business and operations, including those governing enrollment in federal healthcare programs, reimbursement changes, benefits for patients within a coverage gap in the Medicare Part D prescription drug program (commonly known as the "donut hole"), rules regarding prescription drug benefits under the health insurance exchanges, changes to the Medicare Drug Rebate program, expansion of the Public Health Service Act's 340B drug pricing program, fraud and abuse and enforcement. These changes have impacted previously existing government healthcare programs and have resulted in the development of new programs, including Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program.

        In particular, CMS issued final regulations to implement the changes to the Medicaid Drug Rebate program under the Healthcare Reform Act. These regulations became effective on April 1, 2016. Congress could enact additional legislation that further increases Medicaid drug rebates or other costs and charges associated with participating in the Medicaid Drug Rebate program. The issuance of regulations and coverage expansion by various governmental agencies relating to the Medicaid Drug Rebate program has increased and will continue to increase the costs and the complexity of compliance, has been and will be time-consuming to implement, and could have a material adverse effect on results of operations for us, our collaboration partners, or those commercializing products with respect to which we have an economic interest or right to receive royalties, particularly if CMS challenges the approach we take in our implementation of the final regulation.

        Some states have elected not to expand their Medicaid programs by raising the income limit to 133% of the federal poverty level, as is permitted under the Healthcare Reform Act. For each state that does not choose to expand its Medicaid program, there may be fewer insured patients overall, which could impact the sales, business and financial condition of us, our collaboration partners, or those commercializing products with respect to which we have an economic interest or right to receive royalties. Where Medicaid patients receive insurance coverage under any of the new options made available through the Healthcare Reform Act, manufacturers may be required to pay Medicaid rebates on drugs used under these circumstances, which could impact manufacturer revenues.

        Certain provisions of the Healthcare Reform Act have been subject to judicial challenges as well as efforts to repeal or replace them or to alter their interpretation or implementation. For example, the Tax Cuts and Jobs Act enacted on December 22, 2017 (the "Tax Act"), eliminated the shared responsibility payment for individuals who fail to maintain minimum essential coverage under section 5000A of the Internal Revenue Code of 1986, commonly referred to as the individual mandate, effective January 1, 2019. In December 2018, a United States District Court Judge for the Northern District of Texas ruled (i) that the "individual mandate" was unconstitutional as a result of the associated tax penalty being repealed by Congress as part of the Tax Act; and (ii) the individual mandate is not severable from the rest of the ACA, and as a result the entire Healthcare Reform Act is invalid. On December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit affirmed the district court's decision that the individual mandate is unconstitutional, but remanded the case to the district court to reconsider the severability question. It is unclear how the ultimate decision in this case, or other efforts to repeal, replace, or invalidate the Healthcare Reform Act or its implementing regulations, or portions thereof, will affect the Healthcare Reform Act or our business. Additional legislative changes to and regulatory changes under the Healthcare Reform Act remain possible, but the nature and extent of such potential additional changes are uncertain at this time. We expect that the Healthcare Reform Act, its implementation, efforts to repeal or replace, or invalidate the Healthcare Reform Act, or portions thereof, and other healthcare reform measures that may be adopted in the future, could have a material adverse effect on our industry generally and on the ability of us, our collaboration partners, or those commercializing products with respect to which we have an economic interest or right to receive royalties to maintain or increase sales of existing products or to successfully commercialize product candidates, if approved.

        In addition, there have been proposals to modify the Medicare Part D benefit, including by imposing federally-mandated rebates on all drugs dispensed to Medicare Part D enrollees or on only those drugs dispensed to certain groups of lower income beneficiaries. If any of these proposals are adopted including any that result in additional rebates, this could have a negative impact on revenues for our collaboration partners, or those commercializing products with respect to which we have an economic interest or right to receive royalties, which could impact our revenues.

On August 2, 2011, the Budget Control Act of 2011, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals for spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction, which triggered the legislation's automatic reductions. In concert with subsequent legislation, this has resulted in aggregate reductions to Medicare payments to providers of, on average, 2% per fiscal year through 2027 unless Congress takes additional action. As long as these cuts remain in effect, they could adversely impact payment for any products that are reimbursed under Medicare. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for product or additional pricing pressures for our collaboration partners, or those commercializing products with respect to which we have an economic interest or right to receive royalties, which could impact our revenues.

If we failed to comply with our reporting and payment obligations under the Medicaid Drug Rebate program or other governmental pricing programs, we could be subject to additional reimbursement requirements, penalties, sanctions and fines, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Prior to the sale of VIBATIV to Cumberland, we had certain price reporting obligations to the Medicaid Drug Rebate program and other governmental pricing programs, and we had obligations to report average sales price under the Medicare program. Following the consummation of the transaction with Cumberland, our price reporting obligations related to VIBATIV have been transitioned to Cumberland, and price reporting obligations for YUPELRI reside with Mylan. However, we retain liability related to price reporting for VIBATIV for historic periods.

Under the Medicaid Drug Rebate program, a manufacturer is required to pay a rebate to each state Medicaid program for its covered outpatient drugs that are dispensed to Medicaid beneficiaries and paid for by a state Medicaid program as a condition of having federal funds being made available to the states for our drugs under Medicaid and Medicare Part B. Those rebates are based on pricing data reported by the manufacturer on a monthly and quarterly basis to CMS, the federal agency that administers the Medicaid Drug Rebate program. These data include the average manufacturer price and, in the case of innovator products, the best price for each drug which, in general, represents the lowest price available from the manufacturer to any entity in the US in any pricing structure, calculated to include all sales and associated rebates, discounts and other price concessions.

Federal law requires that any company that participates in the Medicaid Drug Rebate program also participate in the Public Health Service's 340B drug pricing program in order for federal funds to be available for the manufacturer's drugs under Medicaid and Medicare Part B. The 340B program requires participating manufacturers to agree to charge no more than the 340B "ceiling price" for the manufacturer's covered outpatient drugs to a variety of community health clinics and other entities that receive health services grants from the Public Health Service, as well as hospitals that serve a disproportionate share of low-income patients. Manufacturers also are required to report their 340B ceiling prices to HRSA on a quarterly basis. A final regulation regarding the calculation of the 340B ceiling price and the imposition of civil monetary penalties on manufacturers that knowingly and intentionally overcharge covered entities became effective on January 1, 2019.

Federal law also requires that a company that participates in the Medicaid Drug Rebate program report average sales price information each quarter to CMS for certain categories of drugs that are paid under the Medicare Part B program. Manufacturers calculate the average sales price based on a statutorily defined formula as well as regulations and interpretations of the statute by CMS. CMS uses these submissions to determine payment rates for drugs under Medicare Part B.

Pricing and rebate calculations vary across products and programs, are complex, and are often subject to interpretation by the manufacturer, governmental or regulatory agencies and the courts. A manufacturer that becomes aware that its Medicaid reporting for a prior quarter was incorrect, or has changed as a result of recalculation of the pricing data, is are obligated to resubmit the corrected data for up to three years after those data originally were due. Such restatements and recalculations increase the costs for complying with the laws and regulations governing the Medicaid Drug Rebate program and could result in an overage or underage in our rebate liability for past quarters. Price recalculations also may affect the 340B ceiling price.

We are liable for errors associated with our submission of pricing data. In addition to retroactive rebates and the potential for 340B program refunds, if we are found to have knowingly submitted any false price information to the government, we may be liable for significant civil monetary penalties per item of false information. If we are found to have made a misrepresentation in the reporting of our average sales price, the Medicare statute provides for significant civil monetary penalties for each misrepresentation for each day in which the misrepresentation was applied. If we are found to have charged 340B covered entities more than the statutorily mandated ceiling price, we could be subject to significant civil monetary penalties. Our failure to submit the required price data on a timely basis could result in a significant civil monetary penalty per day for each day the information is late beyond the due date. Such failure also could be grounds for CMS to terminate our Medicaid drug rebate agreement, pursuant to which we participate in the Medicaid program. In the event that CMS terminates our rebate agreement, federal payments may not be available under Medicaid or Medicare Part B for our covered outpatient drugs.

In order to be eligible to have its products paid for with federal funds under the Medicaid and Medicare Part B programs and purchased by the Department of Veterans Affairs ("VA"), Department of Defense ("DoD"), Public Health Service, and Coast Guard (the "Big Four agencies") and certain federal grantees, a manufacturer is required to participate in the VA Federal Supply Schedule ("FSS") pricing program, established under Section 603 of the Veterans Health Care Act of 1992. Under this program, the manufacturer is obligated to make its covered drugs available for procurement on an FSS contract and charge a price to the Big Four agencies that is no higher than the Federal Ceiling Price ("FCP"), which is a price calculated pursuant to a statutory formula. The FCP is derived from a calculated price point called the "non-federal average manufacturer price" ("Non-FAMP"), which the manufacturer calculates and reports to the VA on a quarterly and annual basis. Pursuant to applicable law, knowing provision of false information in connection with a Non-FAMP filing can subject a manufacturer to significant penalties for each item of false information. The FSS contract also contains extensive disclosure and certification requirements.

Under Section 703 of the National Defense Authorization Act for FY 2008, the manufacturer is required to pay quarterly rebates to DoD on utilization of its innovator products that are dispensed through DoD's Tricare network pharmacies to Tricare beneficiaries. The rebates are calculated as the difference between the annual Non-FAMP and FCP for the calendar year that the product was dispensed. A manufacturer that overcharges the government in connection with the FSS contract or Tricare Retail Pharmacy Rebate Program, whether due to a misstated FCP or otherwise, is required to refund the difference to the government. Failure to make necessary disclosures and/or to identify contract overcharges can result in allegations against us under the False Claims Act and other laws and regulations.

Our relationships with customers and third-party payors are subject to applicable anti-kickback, fraud and abuse, transparency and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, exclusion, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians, distributors and third-party payors play a primary role in the distribution, recommendation and prescription of any pharmaceutical product for which we obtain marketing approval. Our arrangements with third-party payors and customers expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements through which we market, sell and distribute any products for which we have obtained or may obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include the following:

•	The US federal healthcare Anti-Kickback Statute prohibits any person from, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchasing, leasing, ordering or arranging for or recommending of any good or service for which payment may be made, in whole or in part, under federal and state healthcare programs such as Medicare and Medicaid. The term "remuneration" has been broadly interpreted to include anything of value. The Anti-Kickback Statute is subject to evolving interpretation and has been applied by government enforcement officials to a number of common business arrangements in the pharmaceutical industry. The government can establish a violation of the Anti-Kickback Statute without proving that a person or entity had actual knowledge of the statute or specific intent to violate it. There are a number of statutory exemptions and regulatory safe harbors protecting some common activities from prosecution; however, those exceptions and safe harbors are drawn narrowly. Failure to meet all of the requirements of a particular statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute, but the legality of the arrangement will be evaluated on a case-by-case basis based on the totality of the facts and circumstances. We seek to comply with the available statutory exemptions and safe harbors whenever possible, but our practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability. Moreover, there are no safe harbors for many common practices, such as educational and research grants or patient or product assistance programs. In October 2019, the federal government published a proposed regulation that would create new safe harbors for (among other things) certain value-based arrangements and patient engagement tools, and modify and clarify the scope of existing safe harbors for warranties and personal service agreements; even if it is finalized, the impact of the proposed regulation on our operations is not yet clear.

•	The federal civil False Claims Act prohibits, among other things, knowingly presenting, or causing to be presented, claims for payment of government funds that are false or fraudulent, or knowingly making, or using or causing to be made or used, a false record or statement material to a false or fraudulent claim to avoid, decrease, or conceal an obligation to pay money to the federal government. Private individuals, commonly known as "whistleblowers," can bring civil False Claims Act qui tam actions, on behalf of the government and such individuals and may share in amounts paid by the entity to the government in recovery or settlement. In recent years, several pharmaceutical and other healthcare companies have faced enforcement actions under the federal False Claims Act for, among other things, allegedly submitting false or misleading pricing information to government health care programs and providing free product to customers with the expectation that the customers would bill federal programs for the product. Federal enforcement agencies also have showed increased interest in pharmaceutical companies' product and patient assistance programs, including reimbursement and co-pay support services, and a number of investigations into these programs have resulted in significant civil and criminal settlements. Other companies have faced enforcement actions for causing false claims to be submitted because of the company's marketing the product for unapproved, and thus non-reimbursable, uses. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. False Claims Act liability is potentially significant in the healthcare industry because the statute provides for treble damages and significant mandatory penalties per false claim or statement for violations. Because of the potential for large monetary exposure, healthcare and pharmaceutical companies often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages and per claim penalties that may be awarded in litigation proceedings. Companies may be required, however, to enter into corporate integrity agreements with the government, which may impose substantial costs on companies to ensure compliance. Criminal penalties, including imprisonment and criminal fines, are also possible for making or presenting a false, fictitious or fraudulent claim to the federal government.

•	HIPAA, among other things, imposes criminal and civil liability for knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payors, and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. HIPAA also prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal healthcare Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation.

•	The federal Physician Payment Sunshine Act, being implemented as the Open Payments Program, requires certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid or the Children's Health Insurance Program (with certain exceptions) to report annually to the US Department of Health and Human Services, Centers for Medicare and Medicaid Services, information related to payments and other transfers of value, directly or indirectly, to physicians (defined to include doctors, dentists, optometrists, podiatrists, and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, applicable manufacturers also will be required to report information regarding payments and transfers of value provided to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse-midwives. A manufacturer's failure to submit timely, accurately and completely the required information for all payments, transfers of value or ownership or investment interests may result in civil monetary penalties of up to an aggregate of $150,000 per year, and up to an aggregate of $1 million per year for "knowing failures." Manufacturers must submit reports by the 90th day of each calendar year.

•	Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payors, including private insurers or patients. Several states also require pharmaceutical companies to report expenses relating to the marketing and promotion of pharmaceutical products in those states and to report gifts and payments to individual health care providers in those states. Some of these states also prohibit certain marketing-related activities, including the provision of gifts, meals, or other items to certain health care providers, and restrict the ability of manufacturers to offer co-pay support to patients for certain prescription drugs. Some states require the posting of information relating to clinical studies and their outcomes. Some states and cities require identification or licensing of sales representatives. In addition, several states require pharmaceutical companies to implement compliance programs or marketing codes.

•	Similar restrictions are imposed on the promotion and marketing of medicinal products in the EU Member States and other countries, including restrictions prohibiting the promotion of a compound prior to its approval. Laws (including those governing promotion, marketing and anti-kickback provisions), industry regulations and professional codes of conduct often are strictly enforced. Even in those countries where we may decide not to directly promote or market our products, inappropriate activity by our international distribution partners could have implications for us.

The shifting commercial compliance environment and the need to build and maintain robust and expandable systems to comply with different compliance or reporting requirements in multiple jurisdictions increase the possibility that we or our partners may fail to comply fully with one or more of these requirements. Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with applicable fraud and abuse or other healthcare laws and regulations or guidance. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, exclusion from government funded healthcare programs, such as Medicare and Medicaid in the US and similar programs outside the US, contractual damages, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results. If any of the physicians or other providers or entities with whom we do or expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs. Even if we are not determined to have violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could harm our financial condition and divert resources and the attention of our management from operating our business.

Our business and operations, including the use of hazardous and biological materials may result in liabilities with respect to environmental, health and safety matters.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical, biological and radioactive materials. In addition, our operations produce hazardous waste products, including hazardous waste. Federal, state and local laws and regulations govern the use, manufacture, management, storage, handling and disposal of hazardous materials and wastes. We may incur significant additional costs or liabilities to comply with, or for violations of, these and other applicable laws in the future. Also, even if we are in compliance with applicable laws, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any such contamination or injury. Further, in the event of a release of or exposure to hazardous materials, including at the sites we currently or formerly operate or at sites such as landfills where we send wastes for disposal, we could be held liable for cleanup costs or damages or subject to other costs or penalties and such liability could exceed our resources. We do not have any insurance for liabilities arising from hazardous materials or under environmental laws. Compliance with or liability under applicable environmental laws and regulations or with respect to hazardous materials may be expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, which could cause the price of our securities to fall.

RISKS RELATING TO OUR ORDINARY SHARES

The market price for our shares has and may continue to fluctuate widely, and may result in substantial losses for purchasers of our ordinary shares.

The market price for our shares has and may continue to fluctuate widely, and may result in substantial losses for purchasers of our ordinary shares. To the extent that low trading volumes for our ordinary shares continues, our stock price may fluctuate significantly more than the stock market as a whole or the stock prices of similar companies. Without a larger public float of actively traded shares, our ordinary shares are likely to be more sensitive to changes in sales volumes, market fluctuations and events or perceived events with respect to our business, than the shares of common stock of companies with broader public ownership, and as a result, the trading prices for our ordinary shares may be more volatile. Among other things, trading of a relatively small volume of ordinary shares may have a greater effect on the trading price than would be the case if our public float of actively traded shares were larger. In addition, as further described below under the risk factor entitled "—Concentration of ownership will limit your ability to influence corporate matters," a number of shareholders hold large concentrations of our shares which, if sold within a relatively short timeframe, could cause the price of our shares to drop significantly.

Market prices for securities of biotechnology and biopharmaceutical companies have been highly volatile, and we expect such volatility to continue for the foreseeable future, so that investment in our ordinary shares involves substantial risk. Additionally, the stock market from time to time has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies.

The following are some of the factors that may have a significant effect on the market price of our ordinary shares:

•	lower than expected sales of YUPELRI;

•	any adverse developments or results or perceived adverse developments or results with respect to the GSK Partnered Respiratory Programs including, without limitation, lower than expected sales of TRELEGY ELLIPTA, difficulties or delays encountered with regard to the FDA or other regulatory authorities in these programs or any indication from clinical or non-clinical studies that the compounds in such programs are not safe or efficacious;

•	any adverse developments or results or perceived adverse developments or results with respect to our key clinical development programs, for example our JAK inhibitor program or ampreloxetine, including, without limitation, any delays in development in these programs, any halting of development in these programs, any difficulties or delays encountered with regard to the FDA or other regulatory authorities in these programs (including any class-based risks that emerge as a FDA or other regulatory agency focus), or any indication from clinical or non-clinical studies that the compounds in such programs are not safe or efficacious;

•	any announcements of developments with, or comments by, the FDA or other regulatory authorities with respect to products we or our partners have under development, are manufacturing or have commercialized;

•	any adverse developments or disagreements or perceived adverse developments or disagreements with respect to our relationship with Innoviva, such as our recently completed arbitration proceeding, or the relationship of Innoviva or TRC on the one hand and GSK on the other hand, including any such developments or disagreements resulting from or relating to the TRC LLC Agreement or to the Spin-Off;

•	any adverse developments or perceived adverse developments with respect to our relationship with any of our research, development or commercialization partners, including, without limitation, disagreements that may arise between us and any of those partners;

•	any adverse developments or perceived adverse developments in our programs with respect to partnering efforts or otherwise;

•	announcements of patent issuances or denials, technological innovations or new commercial products by us or our competitors;

•	publicity regarding actual or potential study results or the outcome of regulatory review relating to products under development by us, our partners or our competitors;

•	regulatory developments in the US and foreign countries;

•	announcements with respect to governmental or private insurer reimbursement policies;

•	announcements of equity or debt financings;

•	possible impairment charges on non-marketable equity securities;

•	economic and other external factors beyond our control, such as fluctuations in interest rates;

•	loss of key personnel;

•	likelihood of our ordinary shares to be more sensitive to changes in sales volume, market fluctuations and events or perceived events with respect to our business due to our small public float;

•	low public market trading volumes for our ordinary shares related in part to the concentration of ownership of our shares;

•	the sale of large concentrations of our shares, which may be more likely to occur due to the concentration of ownership of our shares, such as what we experienced when our largest shareholder, Woodford Investment Management Limited, divested its holdings;

•	developments or disputes as to patent or other proprietary rights;

•	approval or introduction of competing products and technologies;

•	results of clinical trials;

•	failures or unexpected delays in timelines for our potential products in development, including the obtaining of regulatory approvals;

•	delays in manufacturing adversely affecting clinical or commercial operations;

•	fluctuations in our operating results;

•	market reaction to announcements by other biotechnology or pharmaceutical companies;

•	initiation, termination or modification of agreements with our collaborators or disputes or disagreements with collaborators;

•	litigation or the threat of litigation;

•	public concern as to the safety of product candidates or medicines developed by us; and

•	comments and expectations of results made by securities analysts or investors.

If any of these factors causes us to fail to meet the expectations of securities analysts or investors, or if adverse conditions prevail or are perceived to prevail with respect to our business, the price of the ordinary shares would likely drop significantly. A significant drop in the price of a company's securities often leads to the filing of securities class action litigation against the company. This type of litigation against us could result in substantial costs and a diversion of management's attention and resources.

Concentration of ownership will limit your ability to influence corporate matters.

Based on our review of publicly available filings, as of December 31, 2019, we believe our three largest shareholders collectively owned approximately 48% of our outstanding ordinary shares. Certain of these shareholders could report changes in beneficial ownership in connection with the Schedule 13G filing deadline on February 14, 2020, and any such changes would affect the aggregate percentage ownership of these three shareholders. These shareholders could control the outcome of actions taken by us that require shareholder approval, including a transaction in which shareholders might receive a premium over the prevailing market price for their shares.

Certain provisions in our constitutional and other documents may discourage our acquisition by a third-party, which could limit your opportunity to sell shares at a premium.

Our constitutional documents include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change-of-control transactions, including, among other things, provisions that:

•	require supermajority shareholder voting to effect certain amendments to our amended and restated memorandum and articles of association;

•	establish a classified board of directors;

•	restrict our shareholders from calling meetings or acting by written consent in lieu of a meeting;

•	limit the ability of our shareholders to propose actions at duly convened meetings; and

•	authorize our board of directors, without action by our shareholders, to issue preferred shares and additional ordinary shares.

In addition, in May 2018, our shareholders approved a resolution authorizing our board of directors to adopt a shareholder rights plan in the future intended to deter any person from acquiring more than 19.9% of our outstanding ordinary shares without the approval of our board of directors.

These provisions could have the effect of depriving you of an opportunity to sell your ordinary shares at a premium over prevailing market prices by discouraging third parties from seeking to acquire control of us in a tender offer or similar transaction.

Our shareholders may face difficulties in protecting their interests because we are incorporated under Cayman Islands law.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Companies Law (2020 Revision) of the Cayman Islands and by the common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under the laws of the Cayman Islands are different from those under statutes or judicial precedent in existence in jurisdictions in the US. Therefore, you may have more difficulty in protecting your interests than would shareholders of a corporation incorporated in a jurisdiction in the US, due to the different nature of Cayman Islands law in this area.

Shareholders of Cayman Islands exempted companies such as our company have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Our Cayman Islands counsel, Maples and Calder, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a "fraud on the minority."

A shareholder may have a direct right of action against the company where the individual rights of that shareholder have been infringed or are about to be infringed.

There is uncertainty as to shareholders' ability to enforce certain foreign civil liabilities in the Cayman Islands.

We are incorporated as an exempted company limited by shares with limited liability under the laws of the Cayman Islands. A material portion of our assets are located outside of the US. As a result, it may be difficult for our shareholders to enforce judgments against us or judgments obtained in US courts predicated upon the civil liability provisions of the federal securities laws of the US or any state of the US.

We have been advised by our Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Theravance Biopharma judgments of courts of the US predicated upon the civil liability provisions of the securities laws of the US or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Theravance Biopharma predicated upon the civil liability provisions of the securities laws of the US or any State, on the grounds that such provisions are penal in nature. However, in the case of laws that are not penal in nature, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the US, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands' judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court, including the Grand Court of the Cayman Islands, may stay proceedings if concurrent proceedings are being brought elsewhere, which would delay proceedings and make it more difficult for our shareholders to bring action against us.

If securities or industry analysts cease coverage of us or do not publish research, or publish inaccurate or unfavorable research, about our business, the price of our ordinary shares and trading volume could decline.

The trading market for our ordinary shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our ordinary shares could be negatively affected. If one or more of the analysts who cover us downgrade our ordinary shares or publish inaccurate or unfavorable research about our business or if our results fail to meet the expectations of these analysts, the price of our ordinary shares would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our ordinary shares could decrease, which might cause our share price and trading volume to decline.

We do not anticipate paying any cash dividends on our capital shares in the foreseeable future; as a result, capital appreciation, if any, of our ordinary shares will be your sole source of gain for the foreseeable future.

We have never declared or paid cash dividends on our capital shares. We do not anticipate paying any cash dividends on our capital shares in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, the terms of any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our ordinary shares. As a result, capital appreciation, if any, of our ordinary shares will be your sole source of gain for the foreseeable future.

ADDITIONAL RISKS RELATING TO THIS OFFERING

Our management team may invest or spend the net proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of the net proceeds from this offering. We intend to use the net proceeds from the sale of ordinary shares offered by this prospectus supplement for general corporate purposes, which may include, among other things, research activities, preclinical and clinical development of existing product candidates, manufacture of pre-clinical, clinical and commercial drug supplies, selling and marketing expenses, capital expenditures, working capital, general and administrative expenses and acquisitions of technology or drug candidates. We have not determined the amounts we plan to spend on any of these items or the timing of these expenditures. We do not currently have any commitments with regard to any such acquisitions or other strategic transactions. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our ordinary shares.

If you purchase our ordinary shares in this offering, you will suffer immediate dilution of your investment.

The assumed public offering price of our ordinary shares in this offering is substantially higher than the as adjusted net tangible book value per ordinary share. Therefore, if you purchase our ordinary shares in this offering, you will pay a price per share that substantially exceeds our as adjusted net tangible book value per share after this offering. Based on an assumed public offering price of $30.65 per share, the closing price of our ordinary shares as reported on The Nasdaq Global Market on February 7, 2020, you will experience immediate dilution of $31.35 per share, representing the difference between our as adjusted net tangible book value per share after this offering and the assumed public offering price. In addition, to the extent outstanding options or warrants to purchase ordinary shares are exercised or restricted stock units are settled in ordinary shares, or if our outstanding convertible senior notes are settled in shares, there will be further dilution to investors in this offering. In addition, if the underwriters exercise their option to purchase additional ordinary shares in full, or if we issued additional equity securities, you will experience additional dilution. See "Dilution" for a more detailed description of the dilution to investors in the offering.

You may experience future dilution as a result of future equity or equity-linked offerings.

In order to raise additional capital, we may in the future offer additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares or other securities convertible into or exchangeable for our ordinary shares in future transactions may be higher or lower than the price per share in this offering.

If a United States person is treated as owning at least 10% of our ordinary shares, such United States person may be subject to adverse U.S. federal income tax consequences.

For U.S. federal income tax purposes, if a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our ordinary shares, such U.S. holder will be treated as a "United States shareholder" with respect to each "controlled foreign corporation" in our group (if any). Because our group includes at least one U.S. subsidiary, our non-U.S. subsidiaries and any non-U.S. subsidiaries we were to form or acquire in the future generally would be treated as controlled foreign corporations. A United States shareholder of a controlled foreign corporation will be required to annually report and include in its U.S. taxable income its pro rata share of "subpart F income," "global intangible low-taxed income" and investments in U.S. property by controlled foreign corporations, regardless of whether we make any distributions. An individual that is a United States shareholder with respect to a controlled foreign corporation generally will not be allowed certain tax deductions or foreign tax credits that are available to a United States shareholder that is a domestic corporation. Failure to comply with such reporting obligations may subject a holder of our ordinary shares that is a United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to your U.S. federal income tax return for the year for which reporting was due from starting. Holders of our ordinary shares that are United States persons should consult their tax advisors regarding the potential application of these rules to their investment in our ordinary shares.